SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [ ]

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Big Lots, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Big Lots, Inc.
300 Phillipi Road
Columbus, Ohio 43228

April 16, 2013

Dear Shareholder:

We cordially invite you to attend the 2013 Annual Meeting of Shareholders of Big Lots, Inc. The Annual Meeting will be held at our corporate offices located at 300 Phillipi Road, Columbus, Ohio, on May 30, 2013, beginning at 9:00 a.m. EDT.

The following pages contain the Notice of Annual Meeting of Shareholders and the Proxy Statement. You should review this material for information concerning the business to be conducted at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, you are urged to vote as soon as possible. If you attend the Annual Meeting, you may revoke your proxy and vote in person, even if you have previously submitted a proxy.

We have elected to take advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials to certain shareholders on the Internet. On or about the date of this letter, we began mailing a Notice of Internet Availability of Proxy Materials to shareholders of record at the close of business on April 1, 2013. At the same time, we provided those shareholders with access to our online proxy materials and filed our proxy materials with the Securities and Exchange Commission. We believe furnishing proxy materials to our shareholders on the Internet will allow us to provide our shareholders with the information they need, while lowering the costs of delivery of our proxy materials and reducing the environmental impact of the Annual Meeting.

Thank you for your ongoing support of, and continued interest in, Big Lots, Inc.

Respectfully submitted,

STEVEN S. FISHMAN
Chairman, Chief Executive Officer and President

Big Lots, Inc.
300 Phillipi Road
Columbus, Ohio 43228

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 30, 2013

Notice is hereby given that the 2013 Annual Meeting of Shareholders of Big Lots, Inc. will be held at our corporate offices located at 300 Phillipi Road, Columbus, Ohio, on May 30, 2013, beginning at 9:00 a.m. EDT, for the following purposes:

1.	To elect nine directors of Big Lots, Inc.;

2.	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in our 2013 Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the tables;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2013; and

4.	To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on the record date, April 1, 2013, are entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

By Order of the Board of Directors,

CHARLES W. HAUBIEL II
Executive Vice President, Chief Administrative Officer
and Corporate Secretary

April 16, 2013
Columbus, Ohio

_______________

Your vote is important. Shareholders are urged to vote online. If you attend the Annual Meeting, you may revoke your proxy and vote in person if you wish, even if you have previously submitted a proxy.

BIG LOTS, INC.

PROXY STATEMENT

TABLE OF CONTENTS

ABOUT THE ANNUAL MEETING	1
PROPOSAL ONE	4
GOVERNANCE	7
DIRECTOR COMPENSATION	12
STOCK OWNERSHIP	14
EXECUTIVE COMPENSATION	16
PROPOSAL TWO	57
AUDIT COMMITTEE DISCLOSURE	59
PROPOSAL THREE	61
SHAREHOLDER PROPOSALS	61
ANNUAL REPORT ON FORM 10-K	61
PROXY SOLICITATION COSTS	61
OTHER MATTERS	62

i

Big Lots, Inc.
300 Phillipi Road
Columbus, Ohio 43228

____________________

PROXY STATEMENT
____________________

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (“Board”) of Big Lots, Inc., an Ohio corporation (“we,” “us,” “our” and “Big Lots”), for use at the 2013 Annual Meeting of Shareholders to be held on May 30, 2013 (“Annual Meeting”), at our corporate offices located at 300 Phillipi Road, Columbus, Ohio at 9:00 a.m. EDT. On or about April 16, 2013, we began mailing to our shareholders of record at the close of business on April 1, 2013, a Notice of Internet Availability containing instructions on how to access the Notice of Annual Meeting of Shareholders, this Proxy Statement and our Annual Report to Shareholders for the fiscal year ended February 2, 2013 (“fiscal 2012”).

ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

At the Annual Meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting included with this Proxy Statement. Specifically, the shareholders will be asked to: (1) elect nine directors to the Board; (2) approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the tables (“say-on-pay vote”); (3) ratify the appointment of Deloitte & Touche LLP as our independent registered accounting firm for the fiscal year ending February 1, 2014 (“fiscal 2013”); and (4) transact such other business as may properly come before the Annual Meeting.

Shareholder Voting Rights

Only those shareholders of record at the close of business on April 1, 2013, the record date for the Annual Meeting, are entitled to receive notice of, and to vote at, the Annual Meeting. At the record date, we had outstanding 58,218,482 common shares, $0.01 par value per share. Each of the outstanding common shares entitles the holder thereof to one vote on each matter to be voted upon at the Annual Meeting or any postponement or adjournment thereof. The holders of our common shares have no cumulative voting rights in the election of directors. All voting at the Annual Meeting will be governed by our Amended Articles of Incorporation, our Code of Regulations and the General Corporation Law of the State of Ohio.

Registered Shareholders and Beneficial Shareholders

If our common shares are registered in your name directly with our transfer agent, Computershare Investor Services, LLC, you are considered, with respect to those common shares, a registered shareholder. If our common shares are held for you in a brokerage account or by a bank or other holder of record, you are considered the beneficial shareholder of the common shares held in street name.

Internet Availability of Proxy Materials

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we are permitted to furnish our proxy materials, including the Notice of Annual Meeting of Shareholders, this Proxy Statement and our Annual Report to Shareholders, by providing access to such documents on the Internet. Generally, shareholders will not receive printed copies of the proxy materials unless they request them.

A Notice of Internet Availability that provides instructions for accessing our proxy materials on the Internet was mailed directly to registered shareholders. The Notice of Internet Availability also provides instructions regarding how registered shareholders may vote their common shares on the Internet. Registered shareholders who prefer to receive a paper or email copy of our proxy materials should follow the instructions provided in the Notice of Internet Availability for requesting such materials.

A notice that directs our beneficial shareholders to the website where they can access our proxy materials should be forwarded to each beneficial shareholder by the broker, bank or other holder of record who is considered the registered shareholder with respect to the common shares of the beneficial shareholder. Such broker, bank or other holder of record should also provide to the beneficial shareholders instructions on how the beneficial shareholders may request a paper or email copy of our proxy materials. Beneficial shareholders have the right to direct their broker, bank or other holder of record on how to vote their common shares by following the voting instructions they received from their broker, bank or other holder of record.

To enroll in the electronic delivery service for future shareholder meetings, use your Notice of Internet Availability (or proxy card, if you received printed copies of the proxy materials) to register online at www.proxyvote.com and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

Attendance at the Annual Meeting

All of our shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Registration and seating will begin at 8:30 a.m. EDT, and the Annual Meeting will begin at 9:00 a.m. EDT. If you attend the Annual Meeting, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. Please also note that if you hold your common shares as a beneficial shareholder, you may be asked to check in at the Annual Meeting registration desk and present a copy of a brokerage or bank statement reflecting your beneficial ownership of our common shares as of the record date.

How to Vote

After receiving the Notice of Internet Availability (or proxy card, if you received printed copies of the proxy materials), registered shareholders are urged to visit www.proxyvote.com to access our proxy materials. You will have the opportunity to vote your common shares online at www.proxyvote.com until May 29, 2013 at 11:59 p.m. EDT. When voting online, you must follow the instructions posted on the website and you will need the control number included on your Notice of Internet Availability (or proxy card, if applicable). If, after receiving the Notice of Internet Availability, you request (via toll-free telephone number, e-mail or online) that we send you paper or electronic copies of our proxy materials, you may vote your common shares by completing, dating and signing the proxy card included with the materials and returning it in accordance with the instructions provided. If you properly complete your proxy online or you complete, date, sign and return your proxy card no later than 11:59 p.m. EDT on May 29, 2013, your common shares will be voted as you direct. If you are a registered shareholder and attend the Annual Meeting, you may deliver your completed proxy card in person.

A registered shareholder may revoke a proxy at any time before it is exercised by filing with our Corporate Secretary a written notice of revocation or duly executing and delivering to the Company a proxy bearing a later date. A registered shareholder may also revoke a proxy by attending the Annual Meeting and giving written notice of revocation to the secretary of the meeting. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

Beneficial shareholders should follow the procedures and directions set forth in the materials they should receive from the broker, bank or other holder of record who is the registered holder of their common shares to instruct such registered holder how to vote those common shares or revoke previously given voting instructions. Please contact your broker, bank or other holder of record to determine the applicable deadlines. Beneficial shareholders who wish to vote at the Annual Meeting will need to obtain and provide to the secretary of the meeting a completed form of proxy from the broker, bank or other holder of record who is the registered holder of their common shares.

Brokers, banks and other holders of record who hold common shares for beneficial owners in street name may vote such common shares on “routine” matters (as determined under New York Stock Exchange (“NYSE”) rules), such as Proposal Three, without specific voting instructions from the beneficial owner of such common shares. Such brokers, banks and other holders of record may not, however, vote such common shares on “non-routine” matters, such as Proposal One and Proposal Two, without specific voting instructions from the beneficial owner of such common shares. Proxies that are signed and submitted by such brokers, banks and other holders of record that have not been voted on “non-routine” matters are referred to as “broker non-votes.” Broker non-votes will not be counted for purposes of determining the number of common shares necessary for approval of any matter to which broker non-votes apply (i.e., broker non-votes will have no effect on the outcome of such matter).

Householding

SEC rules allow multiple shareholders residing at the same address the convenience of receiving a single copy of the Annual Report to Shareholders, proxy materials and Notice of Internet Availability if they consent to do so (“householding”). Householding is permitted only in certain circumstances, including when you have the same last name and address as another shareholder. If the required conditions are met, and SEC rules allow, your household may receive a single copy of the Annual Report to Shareholders, proxy materials and Notice of Internet Availability. Upon request, we will promptly deliver a separate copy of the Annual Report to Shareholders, proxy materials and Notice of Internet Availability, as applicable, to a shareholder at a shared address to which a single copy of the document(s) was delivered. Such a request should be made in the same manner as a revocation of consent for householding.

You may revoke your consent for householding at any time by contacting Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling 1-800-542-1061, or by writing to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of your instructions, at which time you will be sent separate copies of the documents sent to our shareholders.

Beneficial shareholders can request more information about householding from their brokers, banks or other holders of record.

Tabulation of Votes

Tabulation of the votes cast at the Annual Meeting will be performed by Broadridge, and such tabulation will be inspected by our duly appointed inspectors of election.

Board’s Recommendations

Subject to revocation, all proxies that are properly completed and timely received will be voted in accordance with the instructions contained therein. If no instructions are given (excluding broker non-votes), the persons named as proxy holders will vote the common shares in accordance with the recommendations of the Board. The Board’s recommendations are set forth together with the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote: (1) FOR the election of its nominated slate of directors (see Proposal One); (2) FOR the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Disclosure and Analysis, compensation tables and the narrative discussion accompanying the tables (see Proposal Two); and (3) FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2013 (see Proposal Three). If any other matter properly comes before the Annual Meeting, or if a director nominee named in this Proxy Statement is unable to serve or for good cause will not serve, the proxy holders will vote on such matter or for a substitute nominee as recommended by the Board.

Quorum

The presence, in person or by proxy, of the holders of a majority of the outstanding common shares entitled to be voted at the Annual Meeting will constitute a quorum, permitting us to conduct our business at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of common shares considered to be represented at the Annual Meeting for purposes of establishing a quorum.

Vote Required to Approve a Proposal

Proposal One

Our Corporate Governance Guidelines contain a majority vote policy and our Amended Articles of Incorporation impose a majority vote standard. Specifically, Article Eighth of our Amended Articles of Incorporation provides that if a quorum is present at the Annual Meeting, a director nominee in an uncontested election will be elected to the Board if the number of votes cast for such nominee’s election exceeds the number of votes cast against and/or withheld from such nominee’s election. In all director elections other than uncontested elections, the nine director nominees receiving the greatest number of votes cast for their election will be elected as directors. An “uncontested election” generally means an election of directors at a meeting of shareholders in which the number of director nominees does not exceed the number of directors to be elected and with respect to which no shareholder has submitted to us notice of an intent to nominate a candidate for election as a director at such meeting in accordance with our Code of Regulations, or, if such a notice has been submitted with respect to such meeting, prior to the commencement of the election of directors at such meeting, each such notice with respect to such meeting has been (1) withdrawn by its respective submitting shareholder in writing to our Corporate Secretary, (2) determined not to be a valid and effective notice of nomination, or (3) determined not to create a bona fide election contest.

A properly executed proxy marked as withholding authority with respect to the election of one or more nominees for director will not be voted with respect to the nominee or nominees for director indicated. Broker non-votes will not be considered votes cast for or against or withheld from a director nominee’s election at the Annual Meeting.

See the “Governance – Majority Vote Policy and Standard” section of this Proxy Statement for more information about our majority vote policy and standard.

Other Matters

For purposes of Proposal Two and Proposal Three, the affirmative vote of the holders of a majority of the common shares represented in person or by proxy and entitled to vote on each such matter will be required for approval. The votes received with respect to Proposal Two and Proposal Three are advisory and will not bind the Board or us. A properly executed proxy marked “abstain” with respect to Proposal Two and Proposal Three will not be voted with respect to such matter, although it will be counted for purposes of determining the number of common shares necessary for approval of such matter. Accordingly, an abstention will have the effect of a negative vote for purposes of Proposal Two and Proposal Three. If no voting instructions are given (excluding broker non-votes), the persons named as proxy holders on the proxy card will vote the common shares in accordance with the recommendation of the Board.

PROPOSAL ONE: ELECTION OF DIRECTORS

At the Annual Meeting, the common shares represented by proxies will be voted, unless otherwise specified, for the election of the nine director nominees named below. All nine nominees are currently directors on our Board. Proxies cannot be voted at the Annual Meeting for more than nine persons.

Set forth below is certain information relating to the director nominees, including each nominee’s age (as of the end of fiscal 2012), tenure as a director on our Board, current Board committee memberships, business experience and principal occupation for the past five or more years, the specific experience, qualifications, attributes or skills of each nominee that led to the conclusion that the nominee should serve as a director (which are in addition to the general qualifications discussed in the “Selection of Nominees by the Board” section below), and other public company directorships held by each nominee during the past five years. Directors are elected to serve until the next annual meeting of shareholders and until their respective successors are elected and qualified, or until their earlier death, resignation or removal.

As previously announced, on December 4, 2012, Steven S. Fishman notified our Board that he intends to retire as our Chairman, CEO and President upon the appointment of his successor. Our Board has formed an ad hoc Search Committee for the purpose of identifying a new CEO to replace Mr. Fishman. The Search Committee has been assisted in its recruitment efforts by an independent executive search firm that provides research and other pertinent information regarding potential candidates, and the search process is ongoing.

In connection with his retirement, Mr. Fishman intends to resign from his positions as CEO and President once his successor is appointed. However, if that appointment occurs prior to the Annual Meeting, Mr. Fishman intends to maintain his position on our Board through the Annual Meeting. In such case, our Board expects Mr. Fishman to resign from our Board, and our Board expects to appoint his successor to fill the resulting vacancy.

			Current Committee Membership
					Nominating /
					Corporate	Strategic
		Director	Audit	Compensation	Governance	Planning	Search
Name	Age	Since	Committee	Committee	Committee	Committee	Committee
Jeffrey P. Berger	63	2006			**	**	**
James R. Chambers	55	2012	*
Steven S. Fishman	62	2005
Peter J. Hayes	70	2008	*	*
Brenda J. Lauderback	62	1997			*		*
Philip E. Mallott	55	2003	**			*	*
Russell Solt	65	2003		**		*
James R. Tener	63	2005			*		*
Dennis B. Tishkoff	69	1991		*
____________________

*	Committee Member

**	Committee Chair

Jeffrey P. Berger is the former Executive Vice President, Global Foodservice of H.J. Heinz Company (food manufacturer and marketer), and President and Chief Executive Officer of Heinz North America Foodservice (food manufacturer and marketer). Mr. Berger is also currently a director of GNC Holdings, Inc. (health and wellness specialty retailer). The Board would be well served by the perspective provided by Mr. Berger’s 14 years of experience as a chief executive of a multibillion dollar company, his service on another public company board and his qualification as an “audit committee financial expert,” as defined by applicable SEC rules.

James R. Chambers is the President and Chief Operating Officer of Weight Watchers International, Inc. (weight management services provider). He previously served as President of the US Snacks and Confectionery business unit and General Manager of the Immediate Consumption Channel of Kraft Foods Inc. (food manufacturer). Mr. Chambers also served as President and CEO of Cadbury Americas (confectionery manufacturer), and as the President and Chief Executive Officer of Remy Amerique, Inc. (spirits manufacturer). Prior to his employment with Remy Amerique, Inc., Mr. Chambers served as the Chief Executive Officer of Paxonix, Inc. (online branding and packaging process solutions business), as the Chief Executive Officer of Netgrocer.com (online grocery retailer), and as the Group President of Information Resources, Inc. (global market research provider). Mr. Chambers spent the first 17 years of his career at Nabisco (food manufacturer), where he held leadership roles in sales, distribution, marketing and information technology, culminating in the role of President, Refrigerated Foods. Mr. Chambers previously served as a director of B&G Foods (food manufacturer) for seven years where he chaired the

Nominating and Governance Committee and served on the Compensation Committee. Mr. Chambers’ extensive cross-functional packaged goods industry experience and 15 year track record in general management make him an excellent candidate to serve on the Board.

Steven S. Fishman is the Chairman, Chief Executive Officer and President of Big Lots. Before joining us in July 2005, Mr. Fishman served as the President, Chief Executive Officer and Chief Restructuring Officer of Rhodes, Inc. (furniture retailer that filed for bankruptcy on November 4, 2004); the Chairman and Chief Executive Officer of Frank’s Nursery & Crafts, Inc. (lawn and garden specialty retailer that filed for bankruptcy on September 8, 2004); and the President and Founder of SSF Resources, Inc. (investment and consulting). Mr. Fishman’s strong leadership skills, proven management capabilities, and more than 36 years of diverse retail experience with discount, specialty and department store retailers, including 26 years of experience in a senior executive role, make Mr. Fishman an excellent choice to continue serving on the Board.

Peter J. Hayes is the former Chief Operating Officer of Variety Wholesalers, Inc. (discount retailer). Mr. Hayes also previously served as the President and Chief Operating Officer of Family Dollar Stores, Inc. (discount retailer); and the Chairman and Chief Executive Officer of the Gold Circle / Richway divisions of Federated Department Stores, Inc. (department store retailer). Mr. Hayes’ experience in discount retail, his leadership experience at large corporations and his qualification as an “audit committee financial expert,” as defined by applicable SEC rules, make him well suited to continue serving on the Board.

Brenda J. Lauderback is the former President – Wholesale Group of Nine West Group, Inc. (footwear retailer and wholesaler). Ms. Lauderback also previously served as the President – Footwear Wholesale of U.S. Shoe Corporation (footwear retailer and wholesaler); and the Vice President, General Merchandise Manager of Dayton Hudson Corporation (department store retailer). Ms. Lauderback is also currently a director of Denny’s Corporation (restaurant operator) (where she is the chair of the corporate governance and nominating committee and a member of the audit committee), Select Comfort Corporation (bedding manufacturer and retailer) (where she is the chair of the corporate governance and nominating committee and a member of the compensation committee), and Wolverine World Wide, Inc. (footwear manufacturer) (where she is the chair of the governance committee and a member of the audit committee). Ms. Lauderback previously served as a director of Irwin Financial Corporation (bank holding company). Ms. Lauderback’s extensive service on the boards of other public companies and experience in leadership roles with other retailers make her well-suited to continue serving on the Board.

Philip E. Mallott is the former Vice President and Chief Financial Officer of Intimate Brands, Inc. (intimate apparel and beauty product retailer). Mr. Mallott is also currently a director of GNC Holdings, Inc. (health and wellness specialty retailer) (where he is a member of the audit committee and compensation committee). Mr. Mallott previously served as a director of Tween Brands, Inc. (clothing retailer). Mr. Mallott’s qualification as an “audit committee financial expert,” (as defined by applicable SEC Rules) his experience as a certified public accountant, his service on the boards of other public companies and charitable organizations, and his experience in leadership roles with other retailers led to the conclusion that he would continue to be a valuable member of the Board.

Russell Solt is the former Director of Investor Relations of West Marine, Inc. (boating supplies and accessories specialty retailer) where he also previously served as the Executive Vice President and Chief Financial Officer. Additionally, Mr. Solt previously served as the Chief Financial Officer of Venture Stores, Inc. (discount retailer) and Williams-Sonoma, Inc. (home furnishing and cookware specialty retailer). Mr. Solt’s experience as a certified public accountant and as the Chief Financial Officer of other publicly-traded retailers, his background in investor relations and his qualification as an “audit committee financial expert,” (as defined by applicable SEC Rules) makes him well-suited to continue serving on the Board.

James R. Tener is the former President and Chief Operating Officer of Brook Mays Music Company (music retailer and wholesaler that filed for bankruptcy on July 11, 2006). Mr. Tener also previously served as the Chief Operating Officer of The Sports Authority (sporting goods retailer). Mr. Tener’s extensive experience in senior leadership roles of other publicly-traded retailers and prior service on the board of a privately-held company make him a strong choice to continue serving on the Board.

Dennis B. Tishkoff is the Chairman and Chief Executive Officer of Drew Shoe Corporation (footwear manufacturer, importer, exporter, retailer and wholesaler), and the President of Tishkoff and Associates, Inc. (retail consultant). Mr. Tishkoff previously served as the President and Chief Executive Officer of Shoe Corporation of America (footwear retailer). Mr. Tishkoff’s extensive experience in senior management roles of other retailers and wholesalers, his experience with importing merchandise and his leadership skills led to the conclusion that he will continue to be a valuable member of the Board.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE LISTED ABOVE.

GOVERNANCE

Board Leadership and Presiding Director

The Board is currently comprised of the individuals identified in Proposal One. Aside from Mr. Fishman, each of the other nominees are independent (as defined by the applicable NYSE and SEC rules), non-employee directors (“outside directors”). Mr. Fishman is our Chief Executive Officer (“CEO”) and serves as Chairman of the Board. The Board also has a presiding director whose primary responsibility is to lead executive sessions of the Board at which our CEO and other members of management are not present. The role of presiding director is rotated quarterly among the outside directors. The presiding director is responsible for establishing an agenda for the session over which he or she presides and, upon the conclusion of an executive session of the Board, meeting with our CEO to address the matters discussed during the executive session.

We believe that the current structure of the Board provides both independent leadership and the benefits afforded by having our CEO also serve as Chairman of the Board. As the individual with primary responsibility for managing our day-to-day operations, our CEO is best positioned to chair regular Board meetings as we discuss key business and strategic issues. Coupled with an independent presiding director, this structure provides independent oversight while avoiding unnecessary confusion regarding the Board’s oversight responsibilities and the day-to-day management of our business operations. The Board also believes that Mr. Fishman’s leadership, integrity and vision have been instrumental in our success and that he has the ability to execute both the short-term and long-term strategies necessary in the competitive marketplace in which we operate. Additionally, we have implemented mechanisms that we believe will ensure that we continue to maintain high standards of corporate governance and the continued accountability of our CEO to the Board, including a supermajority of independent outside directors on the Board, the use of a presiding director, and the appointment of only independent outside directors to chair and serve on each of our standing Board committees.

Board Meetings in Fiscal 2012

Eleven meetings of the Board were held during fiscal 2012. During fiscal 2012, each director attended at least 75% of the aggregate of the total number of meetings of the Board and the committees on which he or she served (in each case, held during the periods that he or she served). It is our policy that each director nominee standing for election be present at the annual meeting of shareholders. Each director named in Proposal One attended the most recent annual meeting of shareholders held in May 2012. Under our Corporate Governance Guidelines, each director is expected to dedicate sufficient time and attention to ensure the diligent performance of his or her duties, including attending meetings of the shareholders, the Board and the committees of which he or she is a member.

Role of the Board’s Committees

The Board has standing Audit, Compensation, and Nominating / Corporate Governance Committees. The Board also has a Strategic Planning Committee. In fiscal 2012, the Board formed the ad hoc Search Committee. Each committee reports on its activities to the Board.

Audit Committee

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibility with respect to: (1) the integrity of the financial reports and other financial information provided by us to our shareholders and others; (2) our compliance with legal and regulatory requirements; (3) the engagement of our independent registered public accounting firm and the evaluation of the firm’s qualifications, independence and performance; (4) the performance of our system of internal controls; (5) our audit, accounting and financial reporting processes generally; and (6) the evaluation of enterprise risk issues. The Audit Committee was established in accordance with the Securities Exchange Act of 1934, as amended (“Exchange Act”), and each of its members is independent as required by the Audit Committee’s charter and by the applicable NYSE and SEC rules. The Board has determined that each member of the Audit Committee is “financially literate,” as required by NYSE rules, and Messrs. Mallott and Hayes satisfy the standards for an “audit committee financial expert,” as defined by applicable SEC rules.

The functions of the Audit Committee are further described in its charter, which is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Audit Committee met eight times during fiscal 2012.

Compensation Committee

The Compensation Committee discharges the responsibilities of the Board relating to the administration of our compensation programs, including the compensation program for the members of our executive management committee (“EMC”). The EMC is currently comprised of the five executives named in the Summary Compensation Table (“named executive officers”) and other executives holding the office of executive vice president or senior vice president.

The responsibilities of the Compensation Committee include: (1) establishing our general compensation philosophy; (2) overseeing the development of our compensation programs; (3) approving goals and objectives for the incentive compensation awarded to the EMC members; (4) reviewing and recommending to the Board the other compensation for the non-CEO EMC members; (5) administering our compensation programs; and (6) reporting on the entirety of the executive compensation program to the Board. All members of the Compensation Committee are independent as required by the Committee’s charter and NYSE rules.

The functions of the Compensation Committee are further described in its charter, which is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Compensation Committee met fourteen times during fiscal 2012.

Nominating / Corporate Governance Committee

The responsibilities of the Nominating / Corporate Governance Committee include: (1) recommending individuals to the Board for nomination as members of the Board and its committees; (2) taking a leadership role in shaping our corporate governance policies and practices, including recommending to the Board changes to our Corporate Governance Guidelines and monitoring compliance with such guidelines; (3) monitoring issues associated with CEO succession and management development; and (4) reviewing the compensation of the members of the Board and recommending any changes to such compensation to the Board for its approval. All members of the Nominating / Corporate Governance Committee are independent as required by the Committee’s charter and NYSE rules.

The functions of the Nominating / Corporate Governance Committee are further described in its charter, which is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Nominating / Corporate Governance Committee met three times during fiscal 2012. The Corporate Governance Guidelines, which comply with NYSE rules, can be found in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption.

Strategic Planning Committee

The responsibilities of the Strategic Planning Committee include: (1) assisting the Board and management in strategic planning; (2) providing guidance to the Board and management in the development of long-term business objectives and strategic plans; and (3) reviewing the long-term business objectives and strategic plans developed by management. All members of the Strategic Planning Committee are independent.

The functions of the Strategic Planning Committee are further described in its charter, which is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Strategic Planning Committee meets as it deems necessary.

Search Committee

In fiscal 2012, the Board formed an ad hoc Search Committee for the purpose of identifying a new CEO to replace Mr. Fishman. The Search Committee was assisted in its recruitment efforts by an independent executive search firm that provides research and other pertinent information regarding potential candidates.

Selection of Nominees by the Board

The Nominating / Corporate Governance Committee has oversight over a broad range of issues relating to the composition and operation of the Board. The Nominating / Corporate Governance Committee is responsible for recommending to the Board the appropriate skills and qualifications required of Board members, based on our needs from time to time. The Nominating / Corporate Governance Committee also evaluates prospective director nominees against the standards and qualifications set forth in the Corporate Governance Guidelines. Although the Nominating / Corporate Governance Committee has not approved any specific minimum qualifications that must be met by a nominee for director recommended by the Committee and has not adopted a policy with regard to the consideration of diversity in identifying director nominees, the Committee considers factors such as the prospective nominee’s relevant experience, character, intelligence, independence, commitment, judgment, prominence, age, and compatibility with our CEO and other members of the Board. The Nominating / Corporate Governance Committee also considers other relevant factors that it deems appropriate, including the current composition of the Board, diversity, the balance of management and independent directors, and the need for committee expertise. Before commencing a search for a new director nominee, the Nominating / Corporate Governance Committee confers with the Board regarding the factors it intends to consider in its search.

In identifying potential candidates for Board membership, the Nominating / Corporate Governance Committee considers recommendations from the Board, shareholders and management. A shareholder who wishes to recommend a prospective director nominee to the Board must send written notice to: Chair of the Nominating / Corporate Governance Committee, Big Lots, Inc., 300 Phillipi Road, Columbus, Ohio 43228. The written notice must include the prospective nominee’s name, age, business address, principal occupation, ownership of our common shares, information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such prospective nominee as a director, and any other information that is deemed relevant by the recommending shareholder. Shareholder recommendations that comply with these procedures and that meet the factors outlined above will receive the same consideration that the recommendations of the Board and management receive.

After completing its evaluation of a prospective nominee, the Nominating / Corporate Governance Committee may make a recommendation to the Board that the targeted individual be nominated by the Board. The Board then decides whether to approve the nominee after considering the recommendation and report of the Nominating / Corporate Governance Committee. Any invitation to join the Board is extended to a prospective nominee by the chair of the Nominating / Corporate Governance Committee and our CEO, after approval by the Board.

Pursuant to its written charter, the Nominating / Corporate Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating director candidates and to approve the fees and other retention terms for any such consultant or search firm. No such firm was retained in connection with the selection of the director nominees proposed for election at the Annual Meeting.

Majority Vote Policy and Standard

Our Amended Articles of Incorporation impose a majority vote standard in uncontested elections of directors and our Corporate Governance Guidelines contain a majority vote policy applicable to uncontested elections of directors. Article Eighth of our Amended Articles of Incorporation provides that if a quorum is present at the Annual Meeting, a director nominee in an uncontested election shall be elected to the Board if the number of votes cast for such nominee’s election exceeds the number of votes cast against and/or withheld from such nominee’s election. The majority vote policy contained in our Corporate Governance Guidelines requires any nominee for director who does not receive more votes cast for such nominee’s election than votes cast against and/or withheld as to his or her election to deliver his or her resignation from the Board to the Nominating / Corporate Governance Committee. See the “About the Annual Meeting - Vote Required to Approve a Proposal - Proposal One” section of this Proxy Statement for more information about what constitutes an uncontested election. Broker non-votes have no effect in determining whether the required affirmative majority vote has been obtained. Withheld votes have the same effect as a vote against a director nominee. Upon its receipt of such resignation, the Nominating / Corporate Governance Committee will promptly consider the resignation and recommend to the Board whether to accept the resignation or to take other action. The Board will act on the recommendation of the Nominating / Corporate Governance Committee no later than 100 days following the certification of the shareholder vote. The Nominating / Corporate Governance Committee, in making its recommendation, and the Board, in making its decision, will evaluate such resignation in light of the best interests of Big Lots and our shareholders and may consider any factors and other information they deem relevant. We will promptly publicly disclose the Board’s decision in a periodic or current report to the SEC.

Determination of Director Independence

The Board undertook its most recent annual review of director independence in March 2013. During this annual review, the Board considered all transactions, relationships and arrangements between each director, his or her affiliates, and any member of his or her immediate family, on one hand, and Big Lots, its subsidiaries and members of senior management, on the other hand. The purpose of this review was to determine whether any such transactions or relationships were inconsistent with a determination that the director is independent in accordance with NYSE rules.

As a result of this review, the Board affirmatively determined that, with the exception of Mr. Fishman, all of the directors nominated for election at the Annual Meeting and David T. Kollat, who served as a director during fiscal 2012, are independent of Big Lots, its subsidiaries and its management under the standards set forth in the NYSE rules, and no director nominee has a material relationship with Big Lots, its subsidiaries or its management aside from his or her service as a director. Mr. Fishman is not an independent director due to his employment by Big Lots.

In determining that each of the directors other than Mr. Fishman is independent, the Board considered charitable contributions to not-for-profit organizations of which these directors or immediate family members are executive officers or directors and determined that each of the transactions and relationships it considered was immaterial and did not impair the independence of any of the directors.

Related Person Transactions

The Board and the Nominating / Corporate Governance Committee have the responsibility for monitoring compliance with our corporate governance policies, practices and guidelines applicable to our directors, nominees for director, officers and employees. The Board and the Nominating / Corporate Governance Committee have enlisted the assistance of our General Counsel’s office and human resources management to fulfill this responsibility. Our written Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Financial Professionals, and human resources policies address governance matters and prohibit, without the consent of the Board or the Nominating / Corporate Governance Committee, directors, officers and employees from engaging in transactions that conflict with our interests or that otherwise usurp corporate opportunities.

Pursuant to our written related person transaction policy, the Nominating / Corporate Governance Committee also evaluates “related person transactions.” Consistent with SEC rules, we consider a related person transaction to be any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships): (1) involving more than $120,000 in which we and any of our directors, nominees for director, executive officers, holders of more than five percent of our common shares, or their respective immediate family members were or are to be a participant; and (2) in which such related person had, has or will have a direct or indirect material interest. Under our policy, our directors, executive officers and other members of management are responsible for bringing all transactions, whether proposed or existing, of which they have knowledge and that they believe may constitute related person transactions to the attention of our General Counsel. If our General Counsel determines that the transaction constitutes a related person transaction, our General Counsel will notify the chair of the Nominating / Corporate Governance Committee. Thereafter, the Nominating / Corporate Governance Committee will review the related person transaction, considering all factors and information it deems relevant, and either approve or disapprove the transaction in light of what the Committee believes to be the best interests of Big Lots and our shareholders. If advance approval is not practicable or if a related person transaction that has not been approved is discovered, the Nominating / Corporate Governance Committee will promptly consider whether to ratify the related person transaction. Where advance approval is not practicable or we discover a related person transaction that has not been approved and in each such case the Committee disapproves the transaction, the Committee will, taking into account all of the factors and information it deems relevant (including the rights available to us under the transaction), determine whether we should amend, rescind or terminate the transaction in light of what it believes to be the best interests of our shareholders and company. We do not intend to engage in related person transactions disapproved by the Nominating / Corporate Governance Committee. Examples of factors and information that the Nominating / Corporate Governance Committee may consider in its evaluation of a related person transaction include: (1) the reasons for entering into the transaction; (2) the terms of the transaction; (3) the benefits of the transaction to us; (4) the comparability of the transaction to similar transactions with unrelated third parties; (5) the materiality of the transaction to each party; (6) the nature of the related person’s interest in the transaction; (7) the potential impact of the transaction on the status of an independent outside director; and (8) the alternatives to the transaction.

Additionally, on an annual basis, each director, nominee for director and executive officer must complete a questionnaire that requires written disclosure of any related person transaction. The responses to these questionnaires are reviewed by the Nominating / Corporate Governance Committee and our General Counsel to identify any potential conflicts of interest or potential related person transactions.

Based on our most recent review conducted in the first quarter of fiscal 2013, we have not engaged in any related person transactions since the beginning of fiscal 2012.

Board’s Role in Risk Oversight

The Board and its committees play an important role in overseeing the identification, assessment and mitigation of risks that are material to us. In fulfilling this responsibility, the Board and its committees regularly consult with management to evaluate and, when appropriate, modify our risk management strategies. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed about such risks through committee reports.

The Audit Committee assists the Board in fulfilling its oversight responsibility relating to the performance of our system of internal controls, legal and regulatory compliance, our audit, accounting and financial reporting processes, and the evaluation of enterprise risk issues, particularly those risk issues not overseen by other committees. The Compensation Committee is responsible for overseeing the management of risks relating to our compensation programs. The Nominating / Corporate Governance Committee manages risks associated with corporate governance, related person transactions, succession planning, and business conduct and ethics. The Strategic Planning Committee assists the Board and management in managing risks related to strategic planning. The Public Policy and Environmental Affairs Committee, a management committee that reports to the Nominating / Corporate Governance Committee, oversees management of risks associated with public policy, environmental and social matters that may affect our operations, performance or public image.

Code of Business Conduct and Ethics & Code of Ethics for Financial Professionals

We have a Code of Business Conduct and Ethics, which is applicable to all of our directors, officers and employees. We also have a Code of Ethics for Financial Professionals which is applicable to our principal executive officer, principal financial officer, principal accounting officer, controller and other persons performing similar functions. Both the Code of Business Conduct and Ethics and the Code of Ethics for Financial Professionals are available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. We intend to post amendments to or waivers from any applicable provision (related to elements listed under Item 406(b) of Regulation S-K) of the Code of Business Conduct and Ethics and the Code of Ethics for Financial Professionals (in each case, to the extent applicable to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions), if any, in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption.

Compensation Committee Interlocks and Insider Participation

During fiscal 2012, Mr. Hayes, Mr. Solt, Mr. Tener and Mr. Tishkoff served on our Compensation Committee. No member of our Compensation Committee serves or has served at any time as one of our officers or employees or has or, during fiscal 2012, had a material interest in any related person transaction, as defined in Item 404 of Regulation S-K. None of our executive officers serve or, during fiscal 2012, served as a member of the board of directors or compensation committee of any other company that has or had an executive officer serving as a member of the Board or our Compensation Committee.

Communications with the Board

Shareholders and other parties interested in communicating directly with the Board, with specified individual directors or with the outside directors as a group, may do so by choosing one of the following options:

Call:	(866) 834-7325
Write:	Big Lots Board of Directors, 300 Phillipi Road, Columbus, Ohio 43228-5311
E-mail:	http://biglots.safe2say.info

Under a process approved by the Nominating / Corporate Governance Committee for handling correspondence received by us and addressed to outside directors, our General Counsel reviews all such correspondence and forwards to the Board or appropriate members of the Board a summary and/or copies of any such correspondence that deals with the functions of the Board, members or committees thereof or otherwise requires their attention. Directors may at any time review a log of all correspondence received by us and directed to members of the Board and may request copies of any such correspondence. Concerns relating to our accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee. Concerns relating to the Board or members of senior management will be referred to the members of the Nominating / Corporate Governance Committee. Parties submitting communications to the Board may choose to do so anonymously or confidentially.

DIRECTOR COMPENSATION

Under the Big Lots, Inc. Non-Employee Director Compensation Package established by the Board, each outside director is compensated for Board and committee participation in the form of retainers and fees and a restricted stock award.

Retainers and Fees

The retainers and fees we paid to outside directors for fiscal 2012 consisted of: (1) an annual retainer of $45,000; (2) an additional annual retainer of $15,000 for the chair of the Audit Committee; (3) an additional annual retainer of $10,000 for the chairs of the Compensation Committee and the Nominating / Corporate Governance Committee; (4) $1,500 for each Board meeting attended in person; (5) $1,250 for each committee meeting attended in person; (6) $500 for each Board or committee meeting attended telephonically; and (7) the ability to nominate one or more charities to receive from us donations in the aggregate amount of up to $10,000 per outside director. In fiscal 2012, the members of the Search Committee each received a fee of $15,000 for their service, and the chair of the Search Committee received an additional fee of $10,000. No retainers or fees are paid in connection with a director’s service on the Strategic Planning Committee. During fiscal 2012, Messrs. Berger, Chambers, Hayes, Kollat, Mallott, Solt, Tener and Tishkoff and Ms. Lauderback qualified as outside directors and, thus, received compensation for their Board service. Mr. Chambers was elected to our Board on May 23, 2012, and Mr. Kollat retired from our Board on the same day. Due to our employment of Mr. Fishman, he did not qualify as an outside director and did not receive compensation for his service as a director. The compensation received by Mr. Fishman as an employee is shown in the Summary Compensation Table included in this Proxy Statement.

Restricted Stock

In fiscal 2012, the outside directors also received a restricted stock award having a grant date fair value equal to approximately $95,000 (2,598 common shares). The fiscal 2012 restricted stock awards were made in May 2012 under the Big Lots 2012 Long-Term Incentive Plan (“2012 LTIP”). The restricted stock awarded to the outside directors in fiscal 2012 will vest on the earlier of (1) the trading day immediately preceding the Annual Meeting or (2) the outside director’s death or disability (as that term is defined in the 2012 LTIP). However, the restricted stock will not vest if the outside director ceases to serve on the Board before either vesting event occurs.

Director Compensation Table for Fiscal 2012

The following table summarizes the compensation earned by each outside director for his or her Board service in fiscal 2012.

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred	All
	or	Stock	Option	Incentive Plan	Compensation	Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)(1)(2)	($)(3)	($)	($)	($)(4)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Mr. Berger	86,750	94,983	—	—	—	10,000	191,733
Mr. Chambers	43,250	94,983	—	—	—	0	138,233
Mr. Hayes	65,500	94,983	—	—	—	10,000	170,483
Mr. Kollat	17,500	—	—	—	—	10,000	27,500
Ms. Lauderback	71,750	94,983	—	—	—	10,000	176,733
Mr. Mallott	89,000	94,983	—	—	—	10,000	193,983
Mr. Solt	68,750	94,983	—	—	—	10,000	173,733
Mr. Tener	73,250	94,983	—	—	—	10,000	178,233
Mr. Tishkoff	64,500	94,983	—	—	—	0	159,483
____________________

(1)	Amounts in this column reflect the aggregate grant date fair value of the restricted stock awards granted to the outside directors in fiscal 2012 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), excluding the effect of any estimated forfeitures. The full grant date fair value of the fiscal 2012 restricted stock award granted to each outside director (excluding Mr. Kollat), as computed in accordance with ASC 718, was based on individual awards of 2,598 common shares at a per common share value of $36.56 on the grant date (i.e., $94,983 per outside director). In accordance with ASC 718 and the 2012 LTIP, the per common share grant date value is the average of the opening price and the closing price of our common shares on the NYSE on the grant date.

(2)	As of February 2, 2013, each individual included in the table (excluding Mr. Kollat) held 2,598 shares of restricted stock.

(3)	Prior to fiscal 2008, the outside directors received an annual stock option award under the Big Lots, Inc. Amended and Restated Director Stock Option Plan (“Director Stock Option Plan”). The Director Stock Option Plan was terminated on May 30, 2008 and no stock option awards were granted to any outside directors in fiscal 2012. As of February 2, 2013, each individual included in the table held stock options to purchase the following number of common shares: Mr. Berger: 0; Mr. Chambers: 0; Mr. Hayes: 0; Mr. Kollat: 0; Ms. Lauderback: 0; Mr. Mallott: 25,000; Mr. Solt: 0; Mr. Tener: 15,000; and Mr. Tishkoff: 0.

(4)	Amounts in this column reflect payments made by us during fiscal 2012 to charitable organizations nominated by the specified directors pursuant to the Big Lots, Inc. Non-Employee Director Compensation Package.

STOCK OWNERSHIP

Ownership of Our Common Shares by Certain Beneficial Owners and Management

The following table sets forth certain information with regard to the beneficial ownership of our common shares by each holder of more than five percent of our common shares, each director, each of the executive officers named in the Summary Compensation Table, and all our executive officers and directors as a group. The assessment of holders of more than five percent of our common shares is based on a review of and reliance upon their respective filings with the SEC. Except as otherwise indicated, all information is as of March 13, 2013.

Name of Beneficial	Amount and Nature of	Percent of
Owner or Identity of	Beneficial Ownership	Outstanding
Group	(1)	Common Shares
Lisa M. Bachmann	280,313	*
Jeffrey P. Berger	15,790	*
James R. Chambers	2,598	*
Joe R. Cooper	194,063	*
Steven S. Fishman	805,318	1.3%
Peter J. Hayes	8,140	*
Charles W. Haubiel II	183,125	*
Timothy A. Johnson	121,306	*
Brenda J. Lauderback	13,000	*
Philip E. Mallott	40,290	*
John C. Martin	123,575	*
Russell Solt	11,365	*
James R. Tener	33,790	*
Dennis B. Tishkoff	16,399	*
Doug R. Wurl	8,750	*
Sasco Capital, Inc. (2)	4,844,655	8.4%
The Vanguard Group, Inc. (3)	4,132,210	7.1%
Scopia Capital Management, LLC (4)	3,883,812	6.7%
Lazard Asset Management LLC (5)	3,509,655	6.1%
LSV Asset Management (6)	3,323,698	5.6%
Capital Research Global Investors (7)	3,286,200	5.7%
All directors and executive officers as a group (20 persons)	2,156,288	3.7%
____________________

*	Represents less than 1.0% of the outstanding common shares.

(1)	Each person named in the table has sole voting power and sole dispositive power with respect to all common shares shown as beneficially owned by such person, except as otherwise stated in the footnotes to this table. The amounts set forth in the table include common shares that may be acquired within 60 days of March 13, 2013 under stock options exercisable within that period. The number of common shares that may be acquired within 60 days of March 13, 2013 under stock options exercisable within that period are as follows: Ms. Bachmann: 190,313; Mr. Berger: 0; Mr. Chambers: 0; Mr. Cooper: 104,063; Mr. Fishman: 307,510; Mr. Hayes: 0; Mr. Haubiel: 73,125; Mr. Johnson: 44,875; Ms. Lauderback: 0; Mr. Mallott: 25,000; Mr. Martin: 38,125; Mr. Solt: 0; Mr. Tener: 15,000; Mr. Tishkoff: 0; Mr. Wurl: 8,750; and all directors and executive officers as a group: 970,511.

(2)	In its Schedule 13G/A filed on February 14, 2013, Sasco Capital, Inc., 10 Sasco Hill Road, Fairfield, CT 06824, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2012, had sole voting power over 1,805,035 of the shares, had sole dispositive power over all of the shares, and had no shared voting power or shared dispositive power over the shares.

(3)	In its Schedule 13G/A filed on February 11, 2013, The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2012, had sole voting power over 86,751 of the shares, had sole dispositive power over 4,048,259 of the shares, had shared dispositive power over 83,951 of the shares, and had no shared voting power over the shares. In its Schedule 13G/A, this reporting person indicated that its wholly-owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., were the beneficial owners of 83,951 and 2,800 common shares, respectively.

(4)	In its Schedule 13G filed on February 14, 2013, Scopia Capital Management LLC, 152 West 57th Street, 33rd Floor, New York, NY 10019, stated that it, Matthew Sirovich and Jeremy Mindich beneficially owned the number of common shares reported in the table as of December 31, 2012, had no sole voting power or dispositive power over the shares, and had shared voting power and shared dispositive power over all of the shares.

(5)	In its Schedule 13G filed on February 14, 2013, Lazard Asset Management LLC, 30 Rockefeller Plaza, New York, NY 10112, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2012, had sole voting power over 592,767 of the shares, had sole dispositive power over all the shares, and had no shared voting power or shared dispositive over the shares.

(6)	In its Schedule 13G filed on February 13, 2013, LSV Asset Management, 155 North Wacker Drive, Suite 4600, Chicago, IL 60606, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2012, had sole voting power and sole dispositive power over all of the shares, and had no shared voting power or shared dispositive power over the shares.

(7)	In its Schedule 13G filed on February 12, 2013, Capital Research Global Investors, 333 South Hope Street, Los Angeles, CA 90071, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2012, had sole voting power and sole dispositive power over all of the shares, and had no shared voting power or shared dispositive power over the shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our outstanding common shares, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of our common shares. Executive officers, directors and greater than 10% shareholders are required by the regulations of the SEC to furnish us with copies of all Section 16(a) reports they file. Based upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers and greater than 10% shareholders complied during fiscal 2012 with the reporting requirements of Section 16(a) of the Exchange Act, except Michael A. Schlonsky who filed a Form 5 on March 8, 2013 to report holdings that were inadvertently not disclosed on the Form 3 filed on August 30, 2012 with respect to Mr. Schlonsky; and Mr. Tishkoff who filed a Form 5 on March 8, 2013 to report a September 28, 2011 transaction that was inadvertently not previously reported on Form 5.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee reviewed and discussed the following Compensation Discussion and Analysis (“CD&A”) with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and our Annual Report on Form 10-K for fiscal 2012 (“Form 10-K”).

Members of the Compensation Committee

Russell Solt, Chair
Peter J. Hayes
Dennis B. Tishkoff

Compensation Discussion and Analysis

Overview of Our Executive Compensation Program

Introduction

This CD&A describes our executive compensation program for fiscal 2012 and certain elements of our executive compensation program for fiscal 2013. We use our executive compensation program to attract, motivate and retain the leaders of our business. In particular, this CD&A explains how the Board and the Compensation Committee of the Board (which we refer to as the “Committee” in this CD&A) made its compensation decisions for our named executive officers, who, for fiscal 2012, were:

  Mr. Fishman, our Chairman, CEO and President;

  Mr. Johnson, our Senior Vice President, Chief Financial Officer;

  Mr. Martin, our Executive Vice President, Chief Merchandising Officer;

  Ms. Bachmann, our Executive Vice President, Chief Operating Officer;

  Mr. Cooper, our Executive Vice President and President, Big Lots Canada, Inc.;

  Mr. Haubiel, our Executive Vice President, Chief Administrative Officer and Corporate Secretary; and

  Mr. Wurl, our former Executive Vice President, Merchandising.

Mr. Cooper served as our Chief Financial Officer until Mr. Johnson assumed that position on August 23, 2012. On August 23, 2012, Ms. Bachmann was promoted from Executive Vice President, Supply Chain Management and Chief Information Officer to Executive Vice President, Chief Operating Officer, and Mr. Haubiel was promoted from Executive Vice President, Legal and Real Estate, General Counsel and Corporate Secretary to Executive Vice President, Chief Administrative Officer and Corporate Secretary. On August 23, 2012, Mr. Martin was promoted from Executive Vice President, Administration to Executive Vice President, Chief Merchandising Officer. On August 22, 2012, Mr. Wurl resigned as Executive Vice President, Merchandising.

Executive Summary

Our executive compensation program is designed to:

  attract and retain executives by paying them amounts and offering them elements of compensation that are competitive with and comparable to those paid and offered by most companies in our peer group;

  motivate our executives to contribute to our long-term success and reward them for their performance; and

  align the interests of our executives and shareholders through incentive-based compensation.

We believe that our executives should have a significant portion of their compensation tied to our performance and that the proportion of the at-risk incentive compensation they receive should increase as the executive’s level of responsibility increases. The emphasis that we place on “pay for performance” is evidenced by the fact that 84.7% of the total compensation awarded to our named executive officers for fiscal 2012 was at-risk incentive compensation comprised of bonus opportunities and equity compensation. The Committee believes the bonus and equity award elements of our executive compensation program create a strong link between pay and performance because they result in executives receiving higher compensation in years in which we are successful and lower compensation in less successful years.

Our financial performance in fiscal 2012 did not meet our expectations. As a result of such performance and the emphasis that our executive compensation program places on pay for performance, the actual compensation realized by our named executive officers in fiscal 2012 was significantly lower than the total potential compensation awarded to our named executive officers for fiscal 2012. For example, we did not achieve the operating profit required for our named executive officers to earn bonuses for fiscal 2012 under the Big Lots 2006 Bonus Plan (“2006 Bonus Plan”). Accordingly, the named executive officers did not receive bonuses for fiscal 2012.

Additionally, Mr. Fishman’s fiscal 2012 performance-based restricted stock award did not vest and, as a result, was forfeited. Mr. Fishman’s fiscal 2012 performance-based restricted stock award was part of the retention agreement entered into between Mr. Fishman and us in March 2010, when the Committee and the other outside directors concluded that Mr. Fishman’s continued leadership and extraordinary contributions were important to our future performance due to our record growth and shareholder return during his tenure with Big Lots and his vision for our future. Based on that determination, the Committee and the other outside directors believed it was in the best interests of Big Lots and our shareholders for Big Lots to enter into the retention agreement with Mr. Fishman to better assure the continuing service of Mr. Fishman so that he could continue to (1) strengthen our business performance and prospects for our continued growth, (2) return value to our shareholders and (3) implement our succession plans. The Committee structured all of the compensation awarded to Mr. Fishman under the retention agreement as at-risk incentive compensation to strengthen the alignment between Mr. Fishman’s pay and our performance. Mr. Fishman’s fiscal 2012 performance-based equity award under the retention agreement would have vested if (1) we had achieved the operating profit goal established at the beginning of fiscal 2012 and (2) Mr. Fishman remained employed by us on March 31, 2013. Our fiscal 2012 operating profit performance did not satisfy the goal and, as a result, Mr. Fishman’s fiscal 2012 performance-based restricted stock award did not vest and was forfeited. We believe that the forfeiture of Mr. Fishman’s 2012 performance-based restricted stock award under his retention agreement further demonstrates the alignment between pay and performance under our executive compensation program.

On December 4, 2012, Mr. Fishman notified our Board that he intends to retire as our Chairman, Chief Executive Officer and President upon the appointment of his successor. Accordingly, Mr. Fishman will continue to receive his salary and bonus opportunity until his retirement, without an increase for fiscal 2013, and he was not granted any new equity compensation during our annual review of executive compensation in March 2013.

Pay for Performance

One of the key principles of our executive compensation philosophy is that an executive compensation program should encourage high levels of corporate and individual performance by motivating executives to continually improve our business in order to promote sustained profitability and enhanced shareholder value. We believe our executive compensation program effectively implements our pay for performance philosophy as the value of bonus opportunities and equity awards under the program depends upon our financial performance and/or the price of our common shares.

The key components we use to evaluate the performance of our named executive officers have been our operating profit and earnings per share. We believe that our operating profit is an important financial measure, as it reflects top-line sales and expense control, and when used year-over-year, promotes our long-term financial health. Additionally, the at-risk incentive compensation that we award in the form of equity is significantly impacted by the price of our common shares and our earnings per share. While our earnings per share and operating profit have generally increased in recent years, we experienced a slight decline in our operating profit in fiscal 2011 and we underperformed under both measures to a greater degree in fiscal 2012; consequently, Mr. Fishman’s realized compensation decreased in fiscal 2011 and fiscal 2012.

The pay for performance chart below presents for each of fiscal 2010, fiscal 2011 and fiscal 2012: (1) our total shareholder return (“TSR”) indexed to our fiscal 2009 year end stock price of $28.41 on January 30, 2010; (2) our earnings per common share – diluted from continuing operations; (3) our operating profit; (4) the total compensation of our CEO as reported in our Summary Compensation Table; and (5) the total compensation realized by our CEO (“CEO Realized Compensation”) in each such fiscal year.

The CEO Realized Compensation for each fiscal year presented in the pay for performance chart is equal to the sum of: (1) the base salary earned by our CEO during the fiscal year; (2) the bonus earned by our CEO in the fiscal year under the award granted to him pursuant to the 2006 Bonus Plan for such fiscal year (as reported in the “Non-Equity Incentive Plan Compensation” column of our Summary Compensation Table for the fiscal year); and (3) if the restricted stock award granted to our CEO pursuant to the Big Lots 2005 Long-Term Incentive Plan (“2005 LTIP”) for such fiscal year vested as a result of our performance during the year, the aggregate market price of the common shares underlying the restricted stock award on the vesting date (as reported in the “Stock Awards–Value Realized on Vesting” column of the Option Exercises and Stock Vested table for the subsequent fiscal year). The Committee believes total realized compensation is more useful for comparing pay and performance than the information reported in the Summary Compensation Table because total realized compensation increases or decreases depending on our actual results and fluctuations in the price of our common shares.

Company Performance and CEO Total Compensation in Fiscal 2010 - 2012

____________________

(1)	“Indexed Total Shareholder Return” represents the value of a hypothetical $100 investment in our common shares at January 30, 2010 through the end of each fiscal year shown.

Summary of Significant Compensation Events in Fiscal 2012 and Fiscal 2013

  None of our named executive officers earned bonuses for fiscal 2012 because we did not achieve our operating profit goal for fiscal 2012;

  Mr. Fishman forfeited his performance-based restricted stock award for fiscal 2012 because the applicable performance goal was not achieved; and

  Mr. Fishman notified our Board in December 2012 that he intends to retire upon the appointment of his successor. Therefore, Mr. Fishman did not receive a base salary increase or bonus opportunity increase for fiscal 2013, and he was not granted any new equity awards as part of our review of executive compensation in March 2013.

Committee Consideration of the Company’s 2012 Shareholder Vote on Executive Compensation

At our 2012 Annual Meeting of Shareholders, we held a shareholder advisory vote on the compensation of our named executive officers, as disclosed in our 2012 Proxy Statement (the “2012 say-on-pay vote”). A majority of our shareholders who voted on our 2012 say-on-pay vote voted against the proposal. We did not modify any component of our executive compensation program for fiscal 2012 in response to the 2012 say-on-pay vote, as the vote occurred after the Committee had established the elements of our executive compensation program for fiscal 2012. However, before setting executive compensation for fiscal 2012, the Committee had directed our management to extend invitations to discuss our executive compensation program to 14 shareholders representing the beneficial ownership of nearly half of our outstanding common shares as of December 31, 2011. Four of the shareholders elected to schedule calls with us in response to our invitation. The reason most often cited by the shareholders who declined our invitation was that they had no outstanding concerns or questions regarding our executive compensation program. The shareholders who chose to participate in calls did not suggest specific changes to our executive compensation program. The Committee was briefed on the feedback received during management’s calls with shareholders and after considering the shareholder vote as well as the shareholder feedback, the Committee decided to make a significant change to our 2012 LTIP, as presented in the 2012 Proxy Statement and approved at the 2012 Annual Meeting, by removing the evergreen provision, which was contained in the 2005 LTIP. In addition, the Committee engaged Towers Watson, an independent compensation consultant, to present an overview of executive compensation trends that may be important to our shareholders and to advise the Committee on all principal aspects of executive compensation for fiscal 2012.

In response to the 2012 say-on-pay vote, the Committee engaged Exequity LLP, an independent compensation consultant, to (1) assist the Committee in evaluating the design of our equity awards and the compensation of both our Board and our EMC members and (2) provide market information and analysis for both the structure of equity awards and compensation for both our peer group and our peer group as established by a proxy advisory service.

Philosophy and Objectives of our Executive Compensation Program

We believe it is important to provide competitive compensation to attract and retain talented executives to lead our business. We also believe an executive compensation program should encourage high levels of corporate and individual performance by motivating executives to continually improve our business in order to promote sustained profitability and enhanced shareholder value. This philosophy drives our executive compensation program.

Consistent with our philosophy, each of our named executive officer’s total compensation varies based on his or her performance, leadership, responsibilities, experience and the achievement of financial and business goals. To better ensure that our executive compensation program advances the interests of our shareholders, the value of bonus opportunities and equity awards under the program depends upon our financial performance and/or the price of our common shares. As a named executive officer’s level of responsibility and the potential impact that a named executive officer could have on our operations and financial condition increase, the percentage of our named executive officer’s compensation that is at risk through bonus and equity incentive compensation also increases.

The Board and the Committee periodically review our executive compensation philosophy and consider factors that may influence a change in our executive compensation philosophy. Consistent with our executive compensation philosophy, the Committee has identified the following key objectives for our executive compensation program:

  Attract and retain executives by paying them amounts and offering them elements of compensation that are competitive with and comparable to those paid and offered by most companies in our peer groups.

  We believe a key factor in attracting and retaining qualified executives is to provide total compensation that is competitive with the total compensation paid by companies in our compensation “peer groups” discussed in the “Comparative Compensation Data” section of this CD&A. In addition, we believe most executives who consider changing their employer expect to receive amounts and elements of compensation that are comparable to those offered by most companies in our peer groups and/or their current employer. Accordingly, we generally do not structure our executive compensation program to be competitive with the programs of companies outside of our peer groups (although we may do so to attract a particular candidate who we believe is well-suited for our business). We believe the amounts and elements of compensation that we offer make us competitive within our peer groups, and that offering competitive packages has enabled us in recent years to attract and retain quality executives. We believe failing to offer competitive amounts and elements of compensation to candidates and our executives would impair our ability to attract and retain a high level of executive talent.

Each of the elements of compensation we provide serves a different role in attracting and retaining executives.

  Salary serves as a short-term retention tool.

  Bonus under the 2006 Bonus Plan is based on annual corporate financial performance and is designed primarily to retain executives on a year-to-year basis.

  Stock options issued under the 2005 LTIP and its successor, the 2012 LTIP vest over four years in equal annual increments and provide executives with an incentive to remain with us for up to the seven-year term of the stock option.

  Restricted stock awarded to executives under the 2005 LTIP and 2012 LTIP encourages executives to remain with us for up to five years after the award date, as the restricted stock generally vests only if (1) we meet a corporate financial goal (“first trigger”) and (2) either we meet another more challenging corporate financial goal (“second trigger”) or the five-year period following the grant date lapses. As discussed in more detail in the “Retention Agreement” section of this CD&A, the performance-based restricted stock we awarded to Mr. Fishman in fiscal 2012 pursuant to his retention agreement was designed to assure us that we would have his continued services through March 2013.

  We believe that the perceived value to the executives of the personal benefits and perquisites we offer to them and the convenience of having these benefits when faced with the demands of their positions makes them a meaningful element of our compensation program.
  Motivate executives to contribute to our success and reward them for their performance.

  We use the bonus and equity elements of our executive compensation program as the primary tools to motivate our executives to continually improve our business in order to promote sustainable profitability and enhanced shareholder value. These compensation elements provide executives with meaningful incentives to meet or exceed the corporate financial goals set by our Board each year.

  For an executive to earn a bonus under the 2006 Bonus Plan, we must achieve a minimum corporate performance amount established by the Committee at a time when achievement of that amount is substantially uncertain. Although bonuses will be paid to executives under the 2006 Bonus Plan for fiscal years in which we achieve minimum or target corporate performance amounts, our executives also have an opportunity to earn up to twice the amount of their target bonus compensation if we exceed the target corporate performance amount. Conversely, if we do not meet the minimum corporate performance amount, executives do not receive a bonus under the 2006 Bonus Plan. We believe this structure is essential to motivate executives to not only meet the goals we set, but also to surpass those goals.

  Restricted stock granted to executives under the 2005 LTIP and 2012 LTIP is a full value award. Accordingly, we believe it is appropriate for us to require the achievement of a predetermined corporate financial goal (i.e., the first trigger) before restricted stock awarded under the 2005 LTIP and 2012 LTIP may vest. We believe imposing a performance requirement in the form of a corporate financial goal, which is established by the Committee at a time when achievement of the goal is substantially uncertain, encourages positive performance and protects our shareholders from dilution in the absence of our improved performance. As discussed above, restricted stock awarded to our executives (other than to Mr. Fishman pursuant to his retention agreement) vests on an accelerated basis if we achieve the second trigger. The second trigger is established when the award is made, and is typically based on a projected multi-year corporate operating plan. The performance-based restricted stock awarded to Mr. Fishman pursuant to his retention agreement also requires that we achieve a corporate financial goal; however, if that goal is not achieved for the year in which it was established, there is no opportunity for that award to vest based on our performance in subsequent years or on Mr. Fishman’s continued employment.

  Align the interests of executives and shareholders through incentive-based compensation.

  We pay bonuses to executives under the 2006 Bonus Plan only if we meet or exceed corporate performance goals. Stock options awarded under the 2005 LTIP and 2012 LTIP are valuable only if the market price of our common shares exceeds the exercise price during the period in which the stock options may be exercised. Restricted stock awarded under the 2005 LTIP and 2012 LTIP vests only if we achieve a corporate performance goal and its value is determined by the market price of our common shares. Accordingly, the realization and value of each of these elements of compensation is dependent upon our performance and/or the appreciation in the market value of our common shares.

  In fiscal 2012, 80.6% of the total compensation of our named executive officers was derived from incentive compensation in the form of restricted stock and, except for Mr. Fishman, stock options, as each is reflected in the Summary Compensation Table. As discussed above in the “Executive Summary” section of this CD&A, our named executive officers did not receive bonuses for fiscal 2012 under the 2006 Bonus Plan and Mr. Fishman’s fiscal 2012 performance-based restricted stock award did not vest and was forfeited. We believe this demonstrates that our executive compensation program is closely aligned with the interests of our shareholders. We do not apply a specific formula or set a specific percentage at which incentive compensation is targeted or awarded for our named executive officers individually or as a group. Rather, the amount of total compensation that may be earned by each named executive officer through these forms of incentive compensation is subjectively determined based on each named executive officer’s level of responsibility and potential impact on our operations and financial condition. The percentage of total compensation that a named executive officer may earn through these forms of incentive compensation generally increases as the executive’s level of responsibility and impact on our business increases.

  Following the end of each fiscal year, we calculate and review the “at-risk incentive compensation” awarded to each named executive officer in that fiscal year as a percentage of the “total executive compensation awarded” to our named executive officer in that fiscal year to evaluate how effectively our incentive compensation programs address our objective of aligning executive compensation with the interests of our shareholders. We compute this calculation as follows:
Grant date
At-Risk		At-Risk		fair value of		Grant date fair value		Maximum possible payout under
Incentive		Incentive	=	stock	+	of option awards	+	non-equity incentive plan awards
Compensation		Compensation		awards
as a	=

Percentage of						Change in pension
Total		Total				value and				At-Risk
Executive		Executive	=	Salary	+	nonqualified	+	All other	+	Incentive
Compensation		Compensation				deferred		compensation		Compensation
Awarded		Awarded				compensation
earnings

The components of at-risk incentive compensation are the potential values to our named executive officer upon award, as reflected in the Grants of Plan-Based Awards in Fiscal 2012 table following this CD&A. The components of the total executive compensation awarded (other than at-risk incentive compensation) are the amounts actually earned by the named executive officer, as reflected in the Summary Compensation Table following this CD&A.

The following graph illustrates the total at-risk incentive compensation for each of our named executive officers as a percentage of the total executive compensation awarded for fiscal 2012:

Percentage of At-Risk Incentive Compensation

  As reflected in the above graph, a significant portion (88.5% for Mr. Fishman and 81.5% for our other named executive officers) of total executive compensation awarded to our named executive officers is at-risk incentive compensation which we believe exemplifies the emphasis of our executive compensation program on “pay for performance.” In rewarding performance through at-risk incentive compensation, we believe we align the interests of our executives with those of our shareholders.

  Manage executive compensation costs.

  As we discuss in greater detail in the “Comparative Compensation Data” section of this CD&A, we compare the compensation paid to our executives with the compensation paid to similarly-situated executives at companies within our peer groups. While this comparison is not a determinative factor for setting compensation for our executives, we believe our review of the peer group data provides a market check and supports our belief that we do not overpay our executives and we effectively manage our executive compensation costs.

  Focus on corporate governance.

  Although the compensation committees of some companies make all compensation decisions with respect to their executives, we believe it is consistent with best practices in corporate governance to reach a consensus among all outside directors when establishing executive compensation each year. While the Committee takes the lead in formulating executive compensation, we seek the approval of our five additional outside directors before finalizing annual executive compensation to provide an additional check on the appropriateness of the amounts awarded.

Elements of In-Service Executive Compensation

The primary compensation elements we provide to our named executive officers are salary, bonus opportunities under the 2006 Bonus Plan, equity awards made under the 2005 LTIP or its successor, the 2012 LTIP. In addition, our named executive officers are entitled to certain personal benefits and perquisites. We believe each of these individual elements and the total mix of elements are necessary to provide a competitive executive compensation program, are consistent with our compensation philosophy and advance our compensation objectives.

The Committee reviews each element at least annually. Individual and corporate performance directly impacts the elements and amount of compensation paid to our named executive officers. For instance, a named executive officer’s failure to meet individual goals may lead to a reduction in his or her compensation, a failure to receive equity awards or the termination of his or her employment. Conversely, excellent corporate performance may lead to greater bonus payouts and, possibly, to the achievement of financial goals that accelerate restricted stock vesting. The Committee and the other outside directors also have discretion, subject to the limitations contained in our bonus and equity plans and the executives’ employment agreements, in setting named executive officers’ salary, bonus opportunities and equity awards.

  Salary

  Salary is cash compensation and is established annually for each named executive officer. A minimum salary for each named executive officer, except for Mr. Johnson and Mr. Wurl, who are not a party to an employment agreement, is set forth in his or her respective employment agreement, as described below in the “Elements of In-Service Executive Compensation – Employment Agreements” section of this CD&A. Salary adjustments are subjectively determined and are not formally tied to specific performance criteria. The Committee has not adopted any specific schedule of salary increases and makes adjustments to our named executive officers’ respective salaries without regard to adjustments in the salaries of other executives.

  Bonus

  Each named executive officer has the opportunity to earn an annual cash bonus under the 2006 Bonus Plan. Bonus payouts correspond to a percentage of each named executive officer’s salary (“payout percentage”) and are based on whether we achieve certain corporate performance amounts under one or more financial measures. The corporate performance amounts and financial measures are set annually at the discretion of the Committee and the other outside directors in connection with the Board’s approval of our annual corporate operating plan, subject to the terms of the 2006 Bonus Plan and our named executive officers’ employment agreements.

  The lowest level at which we will pay a bonus under the 2006 Bonus Plan is referred to as the “threshold.” A bonus is not paid under the 2006 Bonus Plan if we do not achieve at least the corporate performance amount that earns a threshold bonus. The level at which we generally plan our performance and the associated payout under the 2006 Bonus Plan is referred to as the “target.” The maximum level at which we will pay a bonus under the 2006 Bonus Plan is referred to as the “stretch.” If our performance in a fiscal year exceeds the minimum corporate performance amount that earns a threshold bonus, there is a corresponding increase in the amount of the bonus (up to a maximum at the stretch bonus level). Bonuses paid to our named executive officers under the 2006 Bonus Plan are considered “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. See the “Bonus and Equity Plans” disclosure that follows the Summary Compensation Table for more information concerning the 2006 Bonus Plan.

  Equity

  All equity awards granted to our named executive officers from January 1, 2006 through May 23, 2012 were issued under the 2005 LTIP and all equity awards granted to our named executive officers since May 23, 2012 have been issued under the 2012 LTIP. Although the 2005 LTIP and 2012 LTIP allow us to issue various types of equity awards, we have granted only stock options and restricted stock under the 2005 LTIP and 2012 LTIP. The stock options vest based on the passage of time or, if earlier, upon the executive’s death or disability (provided such event occurs at least six months after the grant date). The performance-based restricted stock awarded to Mr. Fishman pursuant to his retention agreement vests based on the achievement of a corporate financial goal. The restricted stock awarded to the other named executive officers vests based on the achievement of the first trigger and then the achievement of the second trigger, the passage of time, or the executive’s death or disability. See the “Bonus and Equity Plans” disclosure that follows the Summary Compensation Table for more information concerning the 2005 LTIP and 2012 LTIP and the terms under which we have granted equity awards.

  Personal Benefits and Perquisites

  The following are the personal benefits and perquisites that are generally provided only to employees at or above the vice president level: (1) coverage under the Big Lots Executive Benefit Plan (“Executive Benefit Plan”); (2) enhanced long-term disability insurance coverage; and (3) use of an automobile or payment of an automobile allowance. Mr. Fishman is also permitted to make limited non-business use of corporate aircraft. We believe that these personal benefits and perquisites, although immaterial to us in amount, are an important element of total compensation provided to our executives because of the value our executives place on these benefits and the convenience of having these benefits when faced with the demands of their positions. The Committee evaluates the personal benefits and perquisites received by named executive officers during its annual review of our named executive officers’ total compensation.

  We offer all full-time employees medical and dental benefits under the Big Lots Associate Benefit Plan (“Benefit Plan”). We also offer employees at or above the vice president level, including our named executive officers, the opportunity to participate in the Executive Benefit Plan, which reimburses executives for health-related costs incurred but not covered under the Benefit Plan, up to an annual maximum reimbursement of $40,000 per family. Amounts received by named executive officers under the Executive Benefit Plan are treated as taxable income, and we reimburse each executive the approximate amount of his or her income tax liability relating to the benefits received under the Executive Benefit Plan.

  We offer short-term disability coverage to all full-time employees and long-term disability coverage to all salaried employees. For our named executive officers, the benefits provided under the long-term disability plan are greater than for employees below the vice president level. Under the long-term disability coverage, a named executive officer may receive 67% of his or her monthly salary, up to $25,000 per month, until the executive is no longer disabled or turns age 65, whichever occurs earlier. We also pay the premiums for this long-term disability coverage and the amount necessary to hold our named executive officer harmless from the income taxes resulting from such premium payments.

  All employees at or above the vice president level have the option to use an automobile or accept a monthly automobile allowance. The value of the automobile and the amount of the automobile allowance are determined based on the employee’s level.

  In fiscal 2012, the Compensation Committee authorized Mr. Fishman to use corporate aircraft for up to 120 hours of non-business flights, including any deadhead flights associated with his non-business use of corporate aircraft. Given the delays associated with early check-in requirements, security clearances, baggage claim and the need for additional time to avoid missing a flight due to possible delays at any point in the process, commercial travel has become even more inefficient in recent years. Accordingly, making the aircraft available to Mr. Fishman allowed him to efficiently and securely conduct business during both business and non-business flights and to maximize his availability to conduct business before and after his flights. In approving this benefit, the Committee took into account Mr. Fishman’s extensive travel schedule, which, whether primarily for business or non-business purposes, frequently included a business element (e.g., visits to our stores or potential store locations). We also believe that the value of this benefit to Mr. Fishman, in terms of convenience and time savings exceeded the aggregate incremental cost that we incurred to make the aircraft available to him and, therefore, was an efficient form of compensation for him. We reported imputed income for income tax purposes for the value of Mr. Fishman’s non-business use of corporate aircraft based on the Standard Industry Fare Level in accordance with the Internal Revenue Code of 1986, as amended and including applicable rules, regulations and authoritative interpretations thereunder (“IRC”), and the regulations promulgated thereunder. We did not reimburse or otherwise “gross-up” Mr. Fishman for any income tax obligation attributed to his non-business use of corporate aircraft.

Employment Agreements

Except for Mr. Johnson and Mr. Wurl, each named executive officer is party to an employment agreement with us. The terms of the employment agreements are substantially similar and are described collectively herein except where their terms materially differ. We entered into the employment agreements because they provide us with several protections (including non-competition, confidentiality, non-solicitation and continuing cooperation provisions) in exchange for minimum salary levels and target and stretch bonus payout percentages, potential severance and change in control payments and other benefits.

We negotiated the terms of each employment agreement, including the minimum salary levels and minimum target and stretch bonus payout percentages set forth therein, with the executive. In those negotiations, we considered many factors, including:

  our need for the services of the executive;

  the executive’s level of responsibility and the potential impact that the executive could have on our operations and financial condition;

  the skills and past and anticipated future performance of the executive;

  the degree to which we believe the executive will be able to help improve our business;

  the compensation being paid to similarly-situated executives at peer group companies;

  the relationship between the compensation being offered to the executive and that being paid to the other EMC members;

  our perception of our bargaining power and the executive’s bargaining power; and

  to the extent applicable, the elements and amounts of compensation being offered or paid to the executive by another employer.

Under the terms of their employment agreements, our named executive officers are each entitled to receive at least the following salaries, which amounts are not subject to automatic increases: Mr. Fishman: $1,200,000; Mr. Martin: $520,000; Ms. Bachmann: $440,000; Mr. Cooper: $440,000; and Mr. Haubiel: $350,000. The terms of each named executive officer’s employment agreement also establish the minimum payout percentages that may be set annually for his or her target and stretch bonus levels. The minimum payout percentages set by the employment agreements for target and stretch bonuses, respectively, are as follows (expressed as a percentage of the executive’s salary): Mr. Fishman: 100% and 200%; Mr. Martin: 60% and 120%; Ms. Bachmann: 60% and 120%; Mr. Cooper: 60% and 120%; and Mr. Haubiel: 50% and 100%.

Upon our entry into the employment agreements with our named executive officers, we believed, based on the contemporaneous annual executive compensation review completed by the Committee, the executives’ salaries and payout percentages were commensurate with each executive’s overall individual performance, job responsibilities, experience, qualifications and the salaries and payout percentages provided to similarly-situated executives at peer companies. Because the various factors considered when evaluating each named executive officer’s salary and payout percentages change, the Committee annually reviews and, if warranted, adjusts the actual salaries and payout percentages for our named executive officers. See the “Salary for Fiscal 2012” and “Bonus for Fiscal 2012” sections of this CD&A for a further discussion of the salaries and payout percentages for our named executive officers for fiscal 2012.

Each employment agreement requires the named executive officer to devote his or her full business time to our affairs and prohibits the named executive officer from competing with us during his or her employment. Each named executive officer’s employment agreement also includes several restrictive covenants that survive the termination of his or her employment, including confidentiality (infinite), non-solicitation (two years), non-disparagement (infinite), non-competition (one year but reduced to six months following a change in control), and continuing cooperation (three years for Mr. Fishman and infinite for the other named executive officers).

Unless the executive and we mutually agree to amend or terminate his or her employment agreement, its terms will remain unchanged and it will remain effective as long as we employ the executive. The consequences of termination of employment under the employment agreements depend on the circumstances of the termination.

Retention Agreement

At the end of fiscal 2009, the Committee and the other outside directors considered our performance during Mr. Fishman’s nearly five prior years as our Chairman, CEO and President. During that period, we grew our operating profit from $26.8 million in fiscal 2005 to $325 million in fiscal 2009, and we increased our earnings per share – diluted from continuing operations from a loss of $0.09 cents per share in fiscal 2005 to a profit of $2.42 per share in fiscal 2009. In addition, as the TSR chart below shows, we returned value to our shareholders through our stock price performance shortly before entering into the retention agreement with Mr. Fishman. The TSR figures below show the annualized rates of return reflecting the price appreciation of our common shares over a one-year, three-year and five-year period, ending in fiscal 2009.

Annualized TSR as of the end of fiscal 2009 (January 30, 2010)

1-Year TSR	3-Year TSR	5-Year TSR
111%	3%	20%

Due to our record growth and shareholder return during Mr. Fishman’s tenure with Big Lots and his vision for our future, the Committee and the other outside directors determined that Mr. Fishman’s continued leadership was important to our future performance. Upon the recommendation of the Committee and the approval of the other outside directors, we entered into a retention agreement with Mr. Fishman in March 2010. The Committee and the other outside directors believed it was in the best interests of Big Lots and our shareholders to enter into the retention agreement to (1) better assure the continuing undivided loyalty and dedication of Mr. Fishman, (2) establish a more efficient manner for delivering compensation to Mr. Fishman and (3) provide tax deductible qualified performance-based compensation. The Committee and the other outside directors desired to address their retention objective by delivering additional compensation to Mr. Fishman in an efficient manner (see the “Equity for Fiscal 2012” section of this CD&A below for more details on our efficient use of common shares). In order to accomplish this goal, the Committee considered increasing Mr. Fishman’s cash compensation, but instead elected to provide in the retention agreement that his equity awards for fiscal 2010, fiscal 2011 and fiscal 2012 would be made solely in the form of performance-based restricted stock, which also allowed us to benefit from the favorable tax treatment applicable to qualified performance-based compensation (see the “Tax and Accounting Considerations” section of this CD&A for a further discussion of the deductibility of qualified performance based compensation).

The number of common shares underlying each performance-based restricted stock award is dependent on our performance relative to the prior fiscal year’s corporate performance amount as calculated to determine whether bonuses were earned for the prior fiscal year under the 2006 Bonus Plan, subject to the requirements set forth in the retention agreement. Our operating profit, as adjusted to remove the effect of unusual or non-recurring events, transactions and accrual items and any negative discretion exercised by the Committee, was used to determine the corporate performance amount for Mr. Fishman’s performance-based restricted stock awards in fiscal 2010, fiscal 2011 and fiscal 2012. See the “Bonus for Fiscal 2012” section of this CD&A for more information regarding the calculation of the corporate performance amount. Under the terms of the retention agreement, in the event that the corporate performance amount in fiscal 2011 was less than the threshold level corporate performance amount established by the Committee for fiscal 2011, Mr. Fishman’s fiscal 2012 performance-based restricted stock award was to be reduced by 5,000 common shares underlying the performance-based restricted stock award for each one percent by which the corporate performance amount was less than the threshold level. In the event that our corporate performance amount for fiscal 2011 was greater than the full stretch level corporate performance amount established by the Committee for such fiscal year, Mr. Fishman’s fiscal 2012 performance-based restricted stock award was to be increased by 5,000 common shares underlying the performance-based restricted stock award for each one percent by which the corporate performance amount was above the stretch level. In addition, as long as Mr. Fishman was entitled to an annual equity award under the retention agreement, the number of common shares underlying the fiscal 2012 equity award could not be less than 225,000 or greater than 275,000. For fiscal 2011, the threshold level corporate performance amount established by the Committee was $375,211,000. Because the corporate performance amount for fiscal 2011 of $364,271,946 was two percent below the corporate performance threshold level, Mr. Fishman’s fiscal 2012 performance-based restricted stock award consisted of 240,000 common shares, a reduction of 10,000 common shares from his fiscal 2011 performance-based restricted stock award.

Structuring Mr. Fishman’s fiscal 2010, fiscal 2011 and fiscal 2012 equity awards solely in the form of performance-based restricted stock substantially reduced the total number of common shares underlying those awards compared to the total number of common shares underlying the equity awards made to him in prior years. For example, there were 530,000 common shares underlying Mr. Fishman’s fiscal 2009 equity award, which consisted of 200,000 common shares underlying his restricted stock award and 330,000 common shares underlying his stock option award. In each of fiscal 2010 and fiscal 2011, however, there were only 250,000 common shares underlying

Mr. Fishman’s equity award which consisted solely of performance-based restricted stock and in fiscal 2012 there were only 240,000 common shares underlying Mr. Fishman’s equity award which consisted solely of performance-based restricted stock. Accordingly, the revised equity award structure established by the retention agreement provided an annual reduction of 280,000 common shares, or 52.8% for fiscal 2010 and fiscal 2011 and 290,000 common shares, or 54.7% for fiscal 2012, compared to Mr. Fishman’s fiscal 2009 equity award.

Mr. Fishman’s fiscal 2010 and fiscal 2011 performance-based restricted stock awards have vested, as we achieved the corporate financial goals established at the beginning of each of those fiscal years and he remained employed by us through the first anniversary of the grant dates of those awards. Mr. Fishman’s fiscal 2012 performance-based restricted stock award did not vest, as we did not achieve the corporate performance goal established at the beginning of fiscal 2012. As a result, Mr. Fishman’s fiscal 2012 performance-based restricted stock award was forfeited in its entirety.

Senior Executive Severance Agreements and Severance Arrangements

We maintain senior executive severance agreements with many of our key officers. Mr. Johnson is and Mr. Wurl was, a party to such an agreement. Messrs. Fishman, Martin, Cooper, and Haubiel and Ms. Bachmann are not a party to such a senior executive severance agreement, but post-termination and change in control provisions are contained in each of their respective employment agreements (as discussed in see the following section). The senior executive severance agreements expire on the anniversary of the date of execution and are automatically extended for an additional year unless we provide at least 30 days notice that the agreement will not be extended. The senior executive severance agreements provide for severance benefits if, within 24 months after a change in control (as defined in the agreements and in the “Change in Control Described” section of this CD&A), the executive is terminated by us, other than for cause or a constructive termination, as such terms are defined in the agreements. The senior executive severance agreements provide for the following severance benefits: (i) a lump-sum payment equal to 200% of the executive’s then current annual salary and stretch bonus and (ii) for a period of one year, the executive is entitled to participate in any group life, hospitalization or disability insurance plan, health program, or other executive benefit plan that is generally available to similarly titled executive officers. The executive will become entitled to reimbursement of legal fees and expenses incurred by the executive in seeking to enforce their rights under the agreement. Additionally, to the extent that payments to the executive pursuant to the senior executive severance agreement (together with any other amounts received by the executive in connection with a change in control) would trigger the provisions of Sections 280G and 4999 of the IRC, payments under the agreement shall be increased to the extent necessary to place the executive in the same after-tax position as the executive would have been if no such excise tax or assessment had been imposed on any such payment to the executive under the agreement or any other payment that the executive may receive as a result of such change in control. The compensation payable on account of a change in control may be subject to the deductibility limitations of Sections 162(m) and/or 280G of the IRC.

On August 23, 2012, we announced that Mr. Wurl resigned as Executive Vice President, Merchandising. On September 14, 2012, we entered into severance agreement with Mr. Wurl. The severance agreement provides that we pay Mr. Wurl his base salary, car allowance, and medical and dental benefits, less all applicable deductions for federal, state, and local taxes, social security, wage withholding and other taxes, through August 22, 2013. All payments to Mr. Wurl are made in the same manner as made during Mr. Wurl’s employment with us.

Post-Termination and Change in Control Arrangements

The employment agreements with our named executive officers provide for potential severance and change in control payments and other consideration, and the retention agreement with Mr. Fishman provides for the accelerated vesting of outstanding restricted stock and other consideration upon a change in control. The terms of these agreements were established through negotiation, during which we considered the various factors discussed above in the “Employment Agreements” and “Retention Agreement” sections of this CD&A. Our equity compensation plans also provide for the accelerated vesting of outstanding stock options and restricted stock in connection with a change in control.

The severance provisions of the employment agreements, Mr. Fishman’s retention agreement and the senior executive severance agreements are intended to address competitive concerns by providing the executives with compensation that may alleviate the uncertainty associated with foregoing other opportunities and, if applicable, leaving another employer. The change in control provisions of the employment agreements dictate that the executive would receive certain cash payments and other benefits upon a change in control only if the executive is terminated in connection with the change in control. This “double trigger” is intended to allow us to rely upon each named executive officer’s continued employment and objective advice, without concern that the named executive officer might be distracted by the personal uncertainties and risks created by an actual or proposed change in control. These potential payments and benefits provide our named executive officers with important protections that we believe are necessary to attract and retain executive talent. The change in control provisions of the retention agreement with Mr. Fishman dictate that all outstanding restricted stock awards granted thereunder shall vest as of the date of a change in control.

While the Committee considers the potential payments upon termination or change in control annually when it establishes compensation for the applicable year, this information is not a primary consideration in setting salary, bonus payout percentages or equity compensation amounts. We believe that the objectives of attracting and retaining qualified executives and providing incentives for executives to continue their employment with us would not be adequately served if potential payments to a named executive officer upon termination or change in control were a determinative factor in awarding current compensation.

See the “Potential Payments Upon Termination or Change in Control” narrative disclosure and tables following this CD&A for a discussion of compensation that may be paid to our named executive officers in connection with a change in control or the termination of their employment with us.

Indemnification Agreements

Each named executive officer, except for Mr. Wurl, is party to an indemnification agreement with us. Each indemnification agreement provides the named executive officer with a contractual right to indemnification from us in the event the executive becomes subject to a threatened or actual claim or lawsuit arising out of his or her service to us, unless the act or omission of the executive giving rise to the claim for indemnification was occasioned by his or her intent to cause injury to us or by his or her reckless disregard for our best interests, and, in respect of any criminal action or proceeding, he or she had reasonable cause to believe his or her conduct was unlawful. The indemnification agreements are intended to allow us to rely upon each named executive officer’s objective advice, without concern that the named executive officer might be distracted by the personal uncertainties and risks created by a threatened or actual claim or lawsuit. We believe that providing our named executive officers with the important protections under the indemnification agreements is necessary to attract and retain qualified executives.

Retirement Plans

We maintain four retirement plans: (1) a tax-qualified defined contribution plan (“Savings Plan”); (2) a non-qualified supplemental defined contribution plan (“Supplemental Savings Plan”); (3) a tax-qualified, funded noncontributory defined benefit pension plan (“Pension Plan”); and (4) a non-qualified, unfunded supplemental defined benefit pension plan (“Supplemental Pension Plan”). We believe that the Savings Plan and Supplemental Savings Plan are generally commensurate with the retirement plans provided by companies in our peer groups, and that providing these plans allows us to better attract and retain qualified executives. See the narrative disclosure accompanying the Nonqualified Deferred Compensation tables following this CD&A for a discussion of Savings Plan and Supplemental Savings Plan. Participation in the Pension Plan and Supplemental Pension Plan, which we do not believe are material elements of our executive compensation program, is limited to certain employees whose hire date precedes April 1, 1994. Our named executive officers have not been in the past and are not now eligible to participate in the Pension Plan or Supplemental Pension Plan.

Our Executive Compensation Program for Fiscal 2012

The Committee takes the lead in establishing executive compensation annually, but seeks approval of compensation decisions from the other outside directors. The Committee believes having all outside directors approve executive compensation is consistent with best practices in corporate governance. The Committee also requests from our CEO performance evaluations and recommendations on the compensation of the other EMC members because of his direct knowledge of the performance and contributions of each of the other EMC members. Additionally, as discussed in more detail below in the “Role of Management” and “Independent Compensation Consultant” sections of this CD&A, the Committee consults with management and may engage independent compensation consultants to take advantage of their specialized expertise.

The process of evaluating our executives begins at our Board meeting in the second quarter of the fiscal year before the fiscal year in which compensation adjustments will be made (e.g., in May 2011 for adjustments made in fiscal 2012) and continues quarterly through updates that our CEO delivers to the outside directors to keep them apprised of the performance of each other EMC member. At our Committee and Board meetings in the first quarter of the fiscal year for which compensation is being set (e.g., in February 2012 for fiscal 2012 compensation), our CEO provides the Committee and the other outside directors with a thorough performance evaluation of each other EMC member and presents his recommendations for their compensation. The Committee also conducts executive sessions to evaluate our CEO’s performance, with the most detailed evaluation including all outside directors during our first quarter Board meeting. See the “Performance Evaluation” section of this CD&A for a discussion of the factors considered by our CEO, the Committee and the other outside directors when evaluating performance.

At its February 2012 meeting, the Committee:

  reviewed and discussed the continued appropriateness of our executive compensation program, including its underlying philosophy, objectives and policies;

  reviewed and discussed our CEO’s performance, contributions and value to our business;

  reviewed and discussed our CEO’s performance evaluations and compensation recommendations for the other EMC members;

  reviewed and discussed the comparative compensation data that it received through surveys conducted by independent compensation consultants and analyzed by management;

  analyzed the total compensation earned by each EMC member during the immediately preceding two fiscal years;

  analyzed the potential payments to each EMC member upon termination of employment and change in control events;

  considered the parameters on executive compensation awards established by the terms of the shareholder-approved plans under which bonus and equity compensation may be awarded and the employment agreements between us and each EMC member;

  prepared its recommendation on the compensation of each EMC member for fiscal 2012;

  determined that a bonus was not payable under the 2006 Bonus Plan as a result of corporate performance in fiscal 2011; and

  determined that the corporate performance amount for Mr. Fishman’s fiscal 2011 performance-based restricted stock award was achieved, and, for the other named executive officers, the second trigger for their fiscal 2010 restricted stock awards and the first trigger for their fiscal 2011 restricted stock awards were achieved as a result of corporate performance in fiscal 2011.

The Committee then shared its recommendations on the EMC members’ compensation, including the underlying data and analysis, with the other outside directors for their consideration and approval. The Committee’s recommendations were, with respect to the EMC members other than the CEO, consistent with the CEO’s recommendations. At the March 2012 Board meeting, the outside directors discussed with the Committee the form, amount of, and rationale for the recommended compensation and, consistent with the Committee’s recommendations, finalized the compensation awards for the EMC members.

Except where we discuss the specifics of a named executive officer’s fiscal 2012 compensation, the evaluation and establishment of our named executive officers’ fiscal 2012 compensation was substantially similar. Based on their review of each element of executive compensation separately and in the aggregate, the Committee and the other outside directors determined that our named executive officers’ compensation for fiscal 2012 was reasonable and not excessive and was consistent with our executive compensation philosophy and objectives.

Salary for Fiscal 2012

The salaries paid to our named executive officers for fiscal 2012 are shown in the “Salary” column of the Summary Compensation Table. The Committee and the other outside directors believed that our increased earnings per share, continued focus on store growth in the United States and expansion into Canada was a direct result of our named executive officers’ individual performances, as discussed in the “Performance Evaluation” section of this CD&A. The Committee and other outside directors evaluated Mr. Fishman’s fiscal 2011 salary and agreed it was competitive when compared to other salaries of the CEOs of the companies in our peer group and agreed to keep Mr. Fishman’s salary at the same level in fiscal 2012. The Committee and the other outside directors also approved the following fiscal 2012 salaries for our other named executive officers: Mr. Johnson: $310,000; Mr. Martin: $590,000; Ms. Bachmann: $565,000; Mr. Cooper: $565,000; Mr. Haubiel: $465,000; and Mr. Wurl: $525,000. These annualized salaries became effective on March 25, 2012. On August 23, 2012, Mr. Johnson was promoted to Senior Vice President, Chief Financial Officer; Ms. Bachmann was promoted to Executive Vice President, Chief Operating Officer; and Mr. Haubiel was promoted to Executive Vice President, Chief Administrative Officer and Corporate Secretary. In connection with their promotions and to reflect the increased responsibilities of their new positions, Mr. Johnson’s salary was increased to $400,000; Ms. Bachmann’s salary was increased to $595,000; and Mr. Haubiel’s salary was increased to $500,000.

Bonus for Fiscal 2012

As previously discussed, we did not pay any bonuses to our named executive officers under the 2006 Bonus Plan for fiscal 2012, as reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. During their annual review of executive compensation in March 2012, the Committee and other outside directors approved the financial measure, corporate performance amounts and payout percentages (threshold, target and stretch) for the fiscal 2012 bonuses.

The Committee and the other outside directors selected operating profit as the financial measure for the fiscal 2012 bonuses because they believe it is a strong indicator of our profitability, ongoing operating results and financial condition. The Committee and other outside directors selected the corporate performance amounts based on the annual corporate operating plan set by the Board. The corporate performance amounts were set slightly below (for the threshold bonus), at (for the target bonus), and above (for the stretch bonus) the projected operating profit in our annual corporate operating plan. The Committee and other outside directors believe the selected amounts provided challenging, but reasonable, levels of performance that were appropriate in light of our projected corporate operating plan for fiscal 2012, and our objective to promote sustained profitability while providing objectives that motivate our executives. Because the Committee and the other outside directors consider the specific circumstances that we expect to face in the coming fiscal year (e.g., year-over-year comparable performance, general economic factors and performance of the retail sector), the relationship between each of the corporate performance amounts and between the corporate performance amounts and our annual corporate operating plan may vary significantly from year to year.

The payout percentages for our named executive officers for fiscal 2012 were made at the discretion of the Committee and the other outside directors, subject to the minimum payout percentages established in the named executive officers’ employment agreements. The Committee and other outside directors elected to maintain the bonus payout percentages for our named executive officers for fiscal 2012 at the same levels as in fiscal 2011. This decision was primarily driven by the belief that those bonus payout percentages were appropriate for fiscal 2012 to accomplish our executive compensation objectives.

In order to calculate bonuses under the 2006 Bonus Plan, we first calculate the financial measure for purposes of our financial statements. We then adjust the measure for purposes of the bonus calculation to remove the effect of events, transactions or accrual items set forth in the 2006 Bonus Plan and approved by the Committee early in each fiscal year when the corporate performance amount and bonus payout percentages are established. These adjustments may have the net effect of increasing or decreasing the resulting corporate performance amount. Additionally, the Committee may exercise negative discretion to cancel or decrease the bonuses earned (but not increase a bonus for a covered employee, as that term is used within Section 162(m) of the IRC). Accordingly, the resulting corporate performance amount may differ from the financial measure (i.e., operating profit) amount reflected in the financial statements included with our Form 10-K.

After calculating the financial measure and making the adjustments described in the preceding paragraph, the Committee exercised negative discretion to reduce the resulting fiscal 2012 corporate performance amount (to the amount reflected in the table below) to exclude certain accrual items that, under the 2006 Bonus Plan and the Committee’s approval in March 2012, would have otherwise increased the corporate performance amount. The Committee opted to make the downward adjustment by excluding the accrual items principally because they were anticipated as part of the annual corporate operating plan upon which the financial measure and corporate performance amounts were established for fiscal 2012, and the Committee did not believe that the accrual items should have the effect of increasing the corporate performance amount for fiscal 2012 bonuses. The Committee’s decision to exercise negative discretion was not based on corporate or individual performance factors.

The following table reflects the payout percentage for each bonus level and the corporate performance amount required to achieve the corresponding bonus level, with the results for fiscal 2012, calculated as described above (including the Committee’s discretionary reduction discussed in the preceding paragraph), noted:

Bonus Level	Payout Percentage							Corporate Performance
and	(% of salary)							Amount
2012 Results	Mr. Fishman	Mr. Johnson	Mr. Martin	Ms. Bachmann	Mr. Cooper	Mr. Haubiel	Mr. Wurl	($)
No Bonus	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0-358,299,999
Threshold	60.0	25.0	30.0	30.0	30.0	30.0	30.0	358,300,000
Target	120.0	50.0	60.0	60.0	60.0	60.0	60.0	378,658,000
Stretch	240.0	100.0	120.0	120.0	120.0	120.0	120.0	393,229,000
2012 Results	0	0	0	0	0	0	0	297,820,557

Our named executive officers did not earn a bonus for fiscal 2012 under our 2006 Bonus Plan, because our fiscal 2012 performance was lower than the corporate performance amount established for the threshold bonus level. The primary objectives in setting the corporate performance amounts for fiscal 2012 were to reward 2006 Bonus Plan participants while encouraging strong corporate earnings growth. As a result of not making fiscal 2012 bonus payments, total cash compensation paid to our named executive officers for fiscal 2012 was generally at or below the median for our peer groups. We believe lower than market average total cash compensation is appropriate in light of our fiscal 2012 performance and furthers our objectives to motivate our executives and reward superior performance.

Equity for Fiscal 2012

All equity awards granted to our named executive officers in fiscal 2012 were made under the 2005 LTIP and 2012 LTIP and are reflected in the Grants of Plan-Based Awards in Fiscal 2012 table. The equity compensation awarded to our named executive officers for fiscal 2012 consisted of restricted stock awards and, with the exception of Mr. Fishman, non-qualified stock options. The Committee believes that granting a significant quantity of restricted stock and stock options to our named executive officers further aligns their interests with the interests of our shareholders and provides us with a significant retention and motivation tool. Accordingly, our named executive officers’ equity interests in our organization, through restricted stock and stock options, comprise a substantial portion of their compensation. The Committee is not tied to any particular process or formula to determine the size of the equity awards granted to our named executive officers. The Committee instead uses its discretion to grant equity awards and may consider the various factors discussed below in connection with its determination. The Committee undertook the following process to determine the size of the equity awards for our named executive officers for fiscal 2012:

  The Committee reviewed an estimate prepared by management of the number of common shares to be granted during fiscal 2012 to all recipients other than our CEO. As it related to the EMC members other than our CEO, this estimate was based on historical grant information, anticipated future events, and our CEO’s evaluation of individual performance and recommendations.

  In executive session, the Committee evaluated and approved our CEO’s recommendations for equity awards for the other EMC members. In each case, the Committee made these determinations based on historical grant information and the Committee’s subjective views of comparative compensation data, retention factors, corporate performance (particularly operating profit, income from continuing operations, selling and administrative expenses and earnings per share against planned and prior performance), individual performance, the executive’s level of responsibility, the potential impact that the executive could have on our operations and financial condition, and the market price of our common shares. See the introduction to the “Our Executive Compensation Program for Fiscal 2012” section and the “Performance Evaluation” section of this CD&A for a discussion of how our CEO and the Committee evaluate performance.

  The Committee determined the number of shares to be awarded to Mr. Fishman pursuant to the formula provided in his retention agreement, which determination is based on our performance in the prior fiscal year. See the “Retention Agreement” section of this CD&A for a discussion of the adjustments to the number of shares underlying Mr. Fishman’s performance-based restricted stock award.

  The Committee reviewed the total number of common shares authorized for awards in fiscal 2012 to ensure that such amount would not exceed the total number of common shares available for grant in fiscal 2012. See the “Bonus and Equity Plans” disclosure that follows the Summary Compensation Table for more information concerning the common shares available for issuance under the 2012 LTIP.

This process was employed to ensure that executive equity compensation is commensurate with corporate and individual performance and remains consistent with our policy that incentive compensation should increase as a percentage of total compensation as the executive’s level of responsibility and the potential impact that the executive could have on our operations and financial condition increases. Specifically, the retention of Mr. Fishman, as discussed in the “Retention Agreement” section of this CD&A, and the items of corporate and individual performance, as described in the “Performance Evaluation” section of this CD&A, were the most significant factors in determining the size of the equity awards made to our named executive officers in fiscal 2012.

In comparison to the other named executive officers who received restricted stock and stock options, Mr. Fishman’s fiscal 2012 equity award was solely in the form of performance-based restricted stock. The Committee and other outside directors believed Mr. Fishman’s continued leadership was important to our performance and structuring his equity award solely in the form of performance-based restricted stock enhanced our ability to retain Mr. Fishman as the Committee believed that the award was competitive with the equity compensation awards made to chief executive officers by peer group companies. Additionally, this decision was driven by the following considerations:

  The CEO should receive more at-risk incentive compensation than the other named executive officers. Consistent with the philosophy of our executive compensation program, the Committee and other outside directors believe that our CEO should be awarded at-risk incentive compensation in larger amounts than the other named executive officers, because our CEO’s level of responsibility and potential impact on our operations and financial condition are greater than the other named executive officers.

  Restricted stock is generally more valuable to the executive than stock options and, therefore, requires fewer common shares to provide an equivalent value. The per share value of restricted stock to the executive is generally greater than the per share value of stock options to the executive. This is generally true because stock options provide value to the executive only if and to the extent the market price of our common shares increases during the exercise period, while restricted stock provides value once it vests. Therefore, it is more efficient to deliver equity awards in the form of restricted stock. We can award fewer common shares in the form of restricted stock and still provide the executive with the same value that could be delivered by awarding a greater number of common shares underlying a stock option.

  Awarding fewer common shares is less dilutive to our shareholders and the other equity award recipients. Restricted stock awards have the additional benefits of being less dilutive to our shareholders and using fewer of the common shares available under the 2012 LTIP than stock option awards. As discussed in the “Retention Agreement” section of this CD&A, we entered into a retention agreement with Mr. Fishman in March 2010 to provide him performance-based restricted stock awards as the only form of equity compensation in fiscal 2010, fiscal 2011 and fiscal 2012. In comparison to fiscal 2009 when Mr. Fishman received 530,000 common shares (i.e., 200,000 common shares underlying a restricted stock award and 330,000 common shares underlying a stock option award), the total number of common shares awarded to Mr. Fishman has been reduced by 280,000 common shares annually in fiscal 2010 and fiscal 2011, a 52.8% reduction, and by 290,000 common shares in fiscal 2012, a 54.7% reduction.

  Counterbalancing factors: It is not permissible, and may not be cost-effective to us, to grant all equity awards in the form of restricted stock. Although it may be more efficient and less dilutive to provide equity awards in the form of restricted stock, the: (1) 2005 LTIP prohibited us from awarding more than one-third of all awards granted pursuant to the plan in the form of restricted stock, restricted stock units and performance units; (2) financial statement expense to us associated with restricted stock is generally greater on a per share basis than the expense to us associated with stock options; and (3) Committee and other outside directors believe stock options also provide a strong incentive to increase shareholder value, because stock options provide value to the executive only if the market price of our common shares increases.

Pursuant to the terms of the retention agreement with Mr. Fishman, in order for his fiscal 2012 performance-based restricted stock award of 240,000 common shares to vest, (1) he had to remain employed by us through the first anniversary of the award and, (2) we had to achieve in fiscal 2012 at least 90% of the corporate performance amount that we achieved in fiscal 2011, as calculated for purposes of determining whether bonuses were payable under the 2006 Bonus Plan. Our operating profit, as adjusted to remove the effect of unusual or non-recurring events, transactions and accruals and any negative discretion exercised by the Committee, was used to determine the corporate performance amount. See the “Bonus for Fiscal 2012” section of this CD&A for more information regarding the calculation of the corporate performance amount. The corporate performance amount achieved in fiscal 2011 was $364,271,946. Accordingly, in order for Mr. Fishman’s fiscal 2012 performance-based restricted stock award to vest, we had to achieve a fiscal 2012 corporate performance amount of at least $327,844,751.40. Because the corporate performance amount for fiscal 2012 was $297,820,557, Mr. Fishman’s 2012 performance-based restricted stock award did not vest and was forfeited in its entirety.

The performance-based restricted stock awarded to our named executive officers, other than Mr. Fishman, in fiscal 2012 vests upon attaining the first trigger and the first to occur of (1) attaining the second trigger, (2) the lapsing of five years after the grant date while continuously employed, or (3) the grantee’s death or disability (which results in the vesting of a prorated portion of the award). The financial measure applied to the performance-based restricted stock awards granted to the non-CEO named executive officers in fiscal 2012 was the greater of (A) earnings per common share – diluted from continuing operations and (B) earnings per common share – diluted from continuing operations before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be). If neither of these amounts appear on the consolidated statement of operations included in our Form 10-K for the applicable fiscal year, then the financial measure to be used is the greater of earnings per common share – diluted and (ii) earnings per common share – diluted before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be) as it appears in the Form 10-K for the applicable fiscal year. After each financial measure is calculated for purposes of our financial statements, it is adjusted, for purposes of the restricted stock award calculations, to remove the effect of any gain or loss as a result of litigation or lawsuit settlement that is specifically disclosed, reported or otherwise appears in our periodic filings with the SEC or our annual report to shareholders. These financial measures were selected because the Committee and the other outside directors believe they provide a good indication of our profitability, ongoing operating results and financial condition.

The first trigger for the fiscal 2012 performance-based restricted stock awards to our named executive officers other than Mr. Fishman is $1.50 under the applicable financial measure and the second trigger is $3.95 under the applicable financial measure. While the first trigger for fiscal 2012 performance-based restricted stock awards was met (under the earnings per common share – diluted from continuing operations financial measure), the second trigger was not met in fiscal 2012. Having met the first trigger, if the named executive officer remains employed by us, the restricted stock will vest upon the earliest of: (1) the first trading day after we file with the SEC our Form 10-K for the year in which the second trigger is met; (2) the opening of our first trading window that is five years after the grant date of the restricted stock award; and (3) the death or disability of the named executive officer, in which case 20% of the award will vest for each consecutive year of employment completed from the grant date to the date of death or disability. The restricted stock will be forfeited if the named executive officer’s employment with us terminates prior to vesting (except as described above in the case of death or disability).

The Committee and the other outside directors believed that the financial measures and corporate performance amount applicable to the second trigger that they approved in March 2012 represented a strong, but reasonable, level of performance that would be a challenge to achieve. The second trigger for restricted stock awarded in fiscal 2012 was approximately 12.2% greater than the second trigger for restricted stock awarded in fiscal 2011.

The Committee and other outside directors believe the selected corporate performance amount was appropriate in light of our performance in fiscal 2011, our projected multi-year operating plan and our objectives to motivate our executives, reward superior performance and align the interests of our executives and shareholders.

The stock options awarded to our named executive officers in fiscal 2012 have an exercise price equal to the fair market value of our common shares on the grant date (i.e., $43.85), vest incrementally in equal portions over four years, and expire seven years after the grant date. Additionally, if a named executive officer dies or becomes disabled before the last scheduled vesting date, the then-remaining unvested portion of the stock option award will vest on the day such event occurred, provided such event occurred at least six months following the grant date.

Performance Evaluation

Our CEO, the Committee and the outside directors do not rely solely on predetermined formulas when they evaluate corporate performance or individual performance. Performance is generally evaluated against the following objective and subjective factors, although the factors considered may vary for each executive and as dictated by business conditions:

  long-term strategic goals;

  short-term business goals;

  profit and revenue goals;

  expense goals;

  operating margin improvement;

  revenue growth versus the industry;

  earnings-per-share growth;

  continued optimization of organizational effectiveness and productivity;

  leadership and the development of talent; and

  fostering teamwork and other corporate values.

Our CEO, the Committee and the outside directors may each consider different factors and may value the same factors differently. In selecting individual and corporate performance factors for each EMC member and measuring an executive’s performance against those factors, our CEO, the Committee and the other outside directors also consider the performance of our competitors and general economic and market conditions. None of the factors are assigned a specific weight. Instead, our CEO, the Committee and the other outside directors recognize that the relative importance of these factors may change as a result of specific business challenges and changing economic and marketplace conditions. Although the Committee and the other outside directors consider our CEO’s recommendations, the Committee and the other outside directors may elect to not follow, and are not bound by, our CEO’s recommendations on executive compensation.

Fiscal 2012 compensation for our named executive officers was determined in the discretion of the Committee and the other outside directors and was generally based upon the factors discussed in this CD&A, including corporate and individual performance and comparative compensation data. Specifically, the following items of corporate and individual performance were most significant in awarding compensation to our named executive officers for fiscal 2012.

  Mr. Fishman:

(1)	Fiscal 2011 earnings per common share from continuing operations-diluted were $2.99 – approximately 5.7% above our fiscal 2010 results; and

(2)	Fiscal 2011 SG&A expenses were $1,724.8 million – approximately $13.3 million below our fiscal 2011 corporate operating plan.

  Mr. Johnson:

(1)	Fiscal 2011 SG&A expense performance;

(2)	Development and implementation of our annual corporate operating plan;

(3)	Executive leadership support for effective cash deployment and investor relations; and

(4)	Management’s interface with the Audit Committee.

  Mr. Martin:

(1)	Effective management of compensation and employee healthcare costs;

(2)	Oversight of important employee relations initiatives, including recruitment of new employees important functional areas; and

(3)	Management’s interface with the Compensation Committee.

  Ms. Bachmann:

(1)	Assumption of additional responsibility associated with overseeing our Distribution and Transportation Services Department;

(2)	Successful implementation of enhancements and upgrades to current information technology infrastructure supporting our business needs; and

(3)	Continued the multi-year implementation of the SAP for Retail information technology system that will replace our core merchandising and financial systems.

  Mr. Cooper:

(1)	Assumption of additional responsibility associated with overseeing our Canadian operations;

(2)	Fiscal 2011 SG&A expense performance; and

(3)	Development and implementation of our annual corporate operating plan.

  Mr. Haubiel:

(1)	Opened 92 new stores and closed 39 stores in fiscal 2011, as compared to opening 80 stores and closing 43 stores in fiscal 2010;

(2)	Executive leadership support for the effective and efficient management of legal affairs and the development of risk-weighted solutions to complex business and legal issues; and

(3)	Management’s interface with the Nominating / Corporate Governance Committee and the Compensation Committee.

  Mr. Wurl:

(1)	Fiscal 2011 net sales were $5,202.3 million – approximately 5.1% above our fiscal 2010 results; and

(2)	Fiscal 2011 gross margin dollars were $2,070.4 million – approximately $58.0 million above our fiscal 2010 results.

The fiscal 2011 earnings per common share from continuing operations of $2.99 includes the impact of the loss of $0.19 per common share – diluted from continuing operations from our Canadian segment in fiscal 2011.

See the “Comparative Compensation Data” section of this CD&A for more information regarding the impact that the competitive market has on our executive compensation program.

Role of Management

As discussed in this CD&A, our CEO plays a significant role in determining executive compensation. Additionally, our CEO and the Committee consult with management from our human resources, finance and legal departments regarding the design and administration of our compensation programs, plans and awards for executives and directors. These members of management provide the Committee and CEO with advice regarding the competitive nature of existing and proposed compensation programs and the impact of accounting rules, laws and regulations on existing and proposed compensation programs. Management from our human resources, finance and legal departments may also act pursuant to delegated authority to fulfill various functions in administering our employee benefit and compensation plans. Such delegation is permitted by the Committee’s charter and our compensation plans. Those groups to whom the Committee has delegated certain responsibilities are each required to periodically report their activities to the Committee.

Our CEO and some of these members of management attend general meetings of the Committee, and the CEO participates in the Committee’s discussions regarding the compensation of the other EMC members. However, these individuals do not participate in executive sessions of the Committee or when executive compensation determinations are made by the Committee and the other outside directors.

Independent Compensation Consultant

Pursuant to the authority granted to the Committee by its charter, the Committee may retain independent compensation consultants as it deems necessary. In establishing executive compensation for fiscal 2012, the Committee retained independent compensation consultant Towers Watson to provide retailer-only peer group compensation surveys and financial information from those companies’ public filings. Additionally, Towers Watson provided broader compensation survey data from not only their own compensation surveys, but also from Mercer. The Committee also reviewed (as discussed below) non-customized compensation surveys provided by multiple independent compensation consultants at the request of our human resources department. In addition, the Committee engaged Exequity to assist with the development of the 2012 LTIP and the associated disclosures for our 2012 proxy statement.

Comparative Compensation Data

The Committee uses data regarding the compensation paid to executives at other companies in its annual review of the compensation paid to EMC members. For fiscal 2012, the Committee evaluated a group of retailers that we believe is similarly situated to us and with whom we compete for talent. When considering the composition of the retailer-only peer group, the Committee selected retail companies that have median and average financial measures similar to ours. Among the financial measures considered were revenues, market capitalization, net income, earnings per share, price-to-earnings ratio and shareholder return. Our human resources department provided the Committee with comparative executive compensation data it obtained from the proxy statements and other reports made public by the companies in the retailer-only peer group. The companies included in the retailer-only peer group for fiscal 2012 were:

Abercrombie & Fitch	Dollar Tree	PetSmart
Advanced Auto Parts	DSW	PriceSmart
Bed Bath & Beyond	Family Dollar	Ross Stores
Collective Brands	Foot Locker	Tractor Supply
Dick’s Sporting Goods	Limited Brands	Williams – Sonoma

Additionally, the Committee reviewed executive compensation data from a broader base of companies that was aggregated in one or more of the non-customized compensation surveys obtained from Mercer and TowersWatson. This broader peer group consisted of more than 2,000 participating companies, including Standard & Poor’s Retail Stores Index companies and other companies, including non-retailers, with whom we believe we also compete for talent and whose revenues or operations are similar to ours. We believed it was prudent to consult both sets of information, because the compensation surveys for the broader group include compensation information on more executives, including executives who are not included in publicly-available documents. The broader peer group also provides a more extensive basis on which to compare the compensation of the EMC members, particularly EMC members whose responsibilities, experience and other factors are not directly comparable to those executives included in the publicly-available reports of the retailer-only group. These peer groups vary from year to year based on the Committee’s assessment of which companies it believes compete with us for talent and are similar to us in terms of operations or revenues and the continued availability of compensation information from companies previously included in either peer group.

The Committee and our human resources department reviewed each EMC member’s responsibilities and compared, where possible, the compensation of each executive to the compensation awarded to similarly-situated executives at peer group companies. The Committee compared the total direct compensation levels for our EMC members to the total direct compensation of similarly situated executives within the peer groups. For purposes of this evaluation, no specific weight was given to one peer group over the other and total direct compensation was comprised of salary, bonus at the targeted level and equity awards.

While we often award total target direct compensation that ends up in the range of the fiftieth to seventy-fifth percentile of total target direct compensation paid by the peer groups, this range merely provides a point of reference and market check and is not a determinative factor for setting our executives’ compensation. As discussed in this CD&A, compensation is subjectively determined based on numerous factors and we do not benchmark or target our compensation to be at any particular level in relation to the compensation of the peer groups. We believe this approach to the use of compensation data enables us to retain the flexibility necessary to make adjustments for performance and experience, to attract, retain and motivate top talent, and to reward executives who we believe excel or take on greater responsibility than executives at peer group companies.

Tally Sheets and Wealth Accumulation

The Committee reviewed tally sheets that set forth the total and each element of compensation awarded to each EMC member for the immediately preceding two fiscal years, as well as estimated post-employment and change in control compensation that may be payable to such executives. The purpose of the tally sheets is to consolidate all elements of actual and projected compensation for our executives, so the Committee may analyze the individual elements of compensation, the mix of compensation and the total amount of actual and projected compensation. With this information, the Committee determined that the compensation awarded to our executives is reasonable and consistent with our executive compensation philosophy and objectives.

These tally sheets also included an estimate of the amount of total value accumulated, and total value that will be accumulated, by each EMC member through prior equity awards (assuming employment continues, awards vest and the market price of our common shares fluctuates through the life of the awards). While the Committee considered the accumulated total value as a factor in setting fiscal 2012 compensation, this information was not a primary consideration. The Committee believes that its objectives of motivating executives to achieve short-term and long-term goals, rewarding executives for achieving those goals and providing incentives for executives to continue their employment with us would not be adequately served if the accumulated total value of an EMC member’s equity awards was a determinative factor in awarding future compensation.

Internal Pay Equity

In the process of reviewing each element of executive compensation separately and in the aggregate, the Committee considered information comparing the relative compensation of our CEO to the other EMC members. This information was considered to ensure that our executive compensation program is internally equitable, which we believe promotes executive retention and motivation. The comparison included all elements of compensation. The relative difference between the compensation of our CEO and the compensation of our other named executive officers did not change significantly in fiscal 2012, and it has not changed significantly since hiring Mr. Fishman in 2005. The Committee believes that the disparity between Mr. Fishman’s compensation and the compensation for the other EMC members is appropriate in light of his responsibilities and remains necessary to retain and motivate a chief executive with Mr. Fishman’s experience.

Minimum Share Ownership Requirements and Hedging Prohibition

We have Board-adopted minimum share ownership requirements for all outside directors and EMC members. These requirements are designed to ensure that outside directors’ and executives’ long-term interests are closely aligned with those of our shareholders. Under the requirements, the outside directors and EMC members must, at a minimum, own common shares having an aggregate value equal to the following multiple of his or her Board retainer or salary (as is in effect at the time compliance with the requirements is evaluated), as applicable:

Title	Multiple of Retainer or Salary
Director	4x
Chief Executive Officer	4x
Executive Vice President	2x
Senior Vice President	1x

Shares counted toward these requirements include common shares held directly or through a broker, common shares held under the Savings Plan or Supplemental Savings Plan, unvested restricted stock, and vested but unexercised in-the-money stock options. Each outside director that served on the Board when these requirements were adopted in March 2008 must meet the requirements on the date of the 2013 annual meeting of shareholders and at subsequent annual meetings. Each EMC member that was an EMC member when these requirements were adopted must meet the requirements on the date that adjustments to annual executive compensation are made in 2013 and on subsequent annual adjustment dates. Directors elected and executives hired or promoted after the adoption of the requirements must meet the requirements on the first testing date for directors or executives following the fifth anniversary of their election, hire or promotion, as applicable. As of March 13, 2013, each of our outside directors (except for Mr. Chambers, who is not required to meet the requirement until our 2017 annual meeting of shareholders) and each EMC member would have complied with our minimum share ownership requirements. In addition to the minimum share ownership requirements, we do not allow our directors or named executive officers to enter into any hedging or monetization transactions of our common shares.

Equity Grant Timing

Pursuant to the terms of the 2005 LTIP and 2012 LTIP, the grant date of equity awards must be the later of the date the terms of the award are established by corporate action or the date specified in the award agreement. Consistent with prior years, in fiscal 2012, the outside directors, after consultation with the Committee, specified that the grant date of the equity awards made in connection with the annual performance reviews of the EMC members was the second trading day following our release of fiscal 2011 results. This future date was established to allow the market to absorb and react to our release of material non-public information, and to avoid any suggestion that the Board, the Committee or any employee manipulated the terms of the equity awards. For equity awards made throughout the fiscal year, which generally are made as a result of a hiring or promotion, the grant date is the date of the related event (i.e., the first day of employment or effective date of promotion). We have no policy of timing the grant date of these mid-year equity awards with the release of material non-public information, and we have not timed the release of material non-public information for the purpose of affecting the value of any equity awards.

Tax and Accounting Considerations

The Committee reviews and considers the impact that tax laws and accounting regulations may have on the executive compensation awards, including the deductibility of executive compensation under Section 162(m). In doing so, the Committee relies on guidance from members of our finance and legal departments, as well as outside accountants and attorneys.

Section 162(m) generally limits the tax deductions for compensation expense in excess of $1 million paid to our CEO and our three other highest compensated executives (excluding the principal financial officer). Compensation in excess of $1 million may be deducted if it is “qualified performance-based compensation” within the meaning of Section 162(m). Except as discussed below, we believe that compensation paid under our equity and bonus compensation plans is fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executives or to otherwise further our executive compensation philosophy and objectives. When considering whether to award compensation that will not be deductible, the Committee compares the cost of the lost deduction against the competitive market for executive talent and our need to attract, retain and motivate the executive, as applicable.

For fiscal 2012, the Committee believes it has taken the necessary actions to preserve the deductibility of all payments made under our executive compensation program, with the exception of a portion of the base compensation paid to Mr. Fishman. If the IRC or the related regulations change, the Committee intends to take reasonable steps to ensure the continued availability of deductions for payments under our executive compensation program, while at the same time considering our executive compensation philosophy and objectives and the competitive market for executive talent.

Our Executive Compensation Program for Fiscal 2013

In establishing executive compensation for fiscal 2013, the Committee engaged Exequity to provide research, comparative compensation data and general executive compensation program guidance. Throughout this engagement, Exequity advised the Committee on all principal aspects of executive compensation, including the competitiveness of program design and award values. The Committee charged Exequity with assisting it to meet the following primary objectives:

  review and validate, or recommend changes to, our executive compensation and outside director programs;

  obtain better comparative compensation data by updating our retailer-only peer group; and

  compare the amount and form of executive compensation paid to our executives against the compensation paid to similarly-situated executives at companies within the updated retailer-only peer group.

At its meeting in February 2013, the Committee: (1) determined that a bonus was not payable for fiscal 2012 under the 2006 Bonus Plan; (2) reviewed the tally sheets and compensation history for all EMC members; (3) reviewed internal pay equity information; (4) discussed the executive compensation review prepared by Exequity and approved a new retailer-only peer group for fiscal 2013; (5) reviewed the at-risk incentive compensation as a percentage of the total executive compensation awarded for fiscal 2012 for each named executive officer; and (6) formulated its recommendations to the other outside directors for fiscal 2013 executive compensation (including the terms, financial measure, corporate performance amounts and payout percentages for bonuses, terms for the amount of common shares underlying stock option and restricted stock awards, and the first and second triggers for restricted stock awards). The Committee also reviewed drafts of this CD&A and the other compensation disclosures required by the SEC.

At the subsequent Board meeting, the Committee recommended, and the outside directors approved, the following fiscal 2013 salaries, payout percentages for the target bonus level (with threshold being one-half of the target payout percentage and stretch being double the target payout percentage) and equity awards for our named executive officers:

		Fiscal 2013	Common	Common
	Fiscal 2013	Target Bonus	Shares Underlying	Shares Underlying
	Salary	Payout Percentage	Stock Option Award	Restricted Stock Award
Name	($)	(%)	(#)	(#)
Mr. Fishman	1,400,000	120	0	0
Mr. Johnson	440,000	50	40,000	30,000
Mr. Martin	600,000	60	40,000	30,000
Ms. Bachmann	625,000	60	40,000	30,000
Mr. Cooper	580,000	60	40,000	30,000
Mr. Haubiel	550,000	60	40,000	30,000

On December 4, 2012, Mr. Fishman announced his intention to retire upon the appointment of his successor. A search for Mr. Fishman’s successor has commenced. Accordingly, the Committee and other outside directors maintained Mr. Fishman’s current salary and target bonus payout percentage and did not grant him any equity compensation as part of our fiscal 2013 annual equity grant.

On April 1, 2013, after consulting with the other outside directors, the Compensation Committee granted restricted stock awards (“Retention Awards”) to Mr. Johnson, Ms. Bachmann, Mr. Cooper and Mr. Haubiel. The purpose of the Retention Awards is to better assure the continuing services of these named executive officers during the transition from Mr. Fishman to his successor. The number of our common shares underlying each Retention Award is 9,500 for Mr. Johnson, 21,500 for Ms. Bachmann, 13,500 for Mr. Cooper and 19,000 for Mr. Haubiel.

The Retention Awards were made pursuant to the 2012 LTIP and the Big Lots 2012 Long-Term Incentive Plan Restricted Stock Retention Award Agreement (“Retention Award Agreement”). Each Retention Award will vest and be transferred to the named executive officer without restriction on the earlier of: (1) the first trading day that is 18 months following the grant date; or (2) the first trading day following the executive’s termination of employment, but only if such termination of employment is the result of the executive’s (a) dismissal by us without cause (as defined in the Retention Award Agreement) or (b) death or disability; provided, however, if the executive dies or suffers a disability, only 1/18th of the Retention Award will vest for each consecutive month that the executive completed with us between the grant date and his or her termination. If termination of employment is the result of any reason other than the named executive officer’s dismissal by us without cause, death or disability (including by reason of the executive’s retirement, resignation or dismissal by us for cause), then the Retention Award Agreement will expire and all of the executive’s rights in the Retention Award will be forfeited. Upon a change in control (as defined in the 2012 LTIP), any outstanding Retention Awards will vest.

Summary Compensation Table for 2012

The following table sets forth the compensation earned by or paid to our named executive officers for each of the last three fiscal years.

							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position (1)	Year	($)(2)	($)	($)(3)	($)(4)	($)(5)	($)	($)(6)(7)(8)	($)(9)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Steven S. Fishman,	2012	1,453,846	—	10,524,000	—	—	—	341,920	12,319,766
Chairman, Chief	2011	1,400,000	—	10,280,000	—	—	—	244,662	11,924,662
Executive Officer	2010	1,369,231	—	8,980,000	—	2,769,816	—	275,028	13,394,075
and President
Timothy A. Johnson,	2012	359,827	—	1,120,050	558,150	—	—	33,627	2,071,654
Senior Vice President,
Chief Financial
Officer (10)(11)
John C. Martin,	2012	610,096	—	1,315,500	571,200	—	—	51,926	2,548,722
Executive Vice President,	2011	571,154	—	1,028,000	509,250	—	—	64,273	2,172,677
Chief Merchandising	2010	545,385	—	538,800	546,800	544,071	—	42,379	2,217,435
Officer (12)
Lisa M. Bachmann,	2012	593,942	—	1,315,500	571,200	—	—	38,361	2,519,003
Executive Vice President,	2011	529,615	—	1,233,600	582,000	—	—	33,887	2,379,102
Chief Operating	2010	490,769	—	898,000	683,500	494,610	—	40,959	2,607,838
Officer (13)
Joe R. Cooper,	2012	581,538	—	1,315,500	571,200	—	—	31,418	2,499,656
Executive Vice President,	2011	529,615	—	1,233,600	582,000	—	—	32,884	2,378,099
President, Big Lots	2010	490,769	—	898,000	683,500	494,610	—	32,615	2,599,494
Canada (14)
Charles W. Haubiel II,	2012	494,308	—	1,315,500	571,200	—	—	28,306	2,409,314
Executive Vice President,	2011	436,154	—	1,233,600	582,000	—	—	26,156	2,277,910
Chief Administrative	2010	405,000	—	718,400	615,150	410,526	—	29,211	2,178,287
Officer and Corporate
Secretary (15)
Doug M. Wurl,	2012	294,232	—	1,315,500	571,200	—	—	265,158	2,446,090
Former Executive
Vice President,
Merchandising (10)(16)
____________________

(1)	Except for Mr. Johnson and Mr. Wurl, we are a party to an employment agreement with each of our named executive officers, the material terms of which are described in the “Overview of our Executive Compensation Program - Employment Agreements” section of the CD&A. We are a party to a senior executive severance agreement with Mr. Johnson, and were previously a party to senior executive severance agreement with Mr. Wurl, the material terms of which are described in the “Overview of Executive Compensation Program – Senior Executive Severance Agreements” section of the CD&A.

(2)	The amounts in this column reflect the salary earned by each named executive officer during fiscal 2012, which included a 53rd week.

(3)	The amounts in this column reflect the aggregate grant date fair value of the restricted stock awards granted under the 2005 LTIP and 2012 LTIP to our named executive officers in the fiscal years reported as computed in accordance with ASC 718, excluding the effect of any estimated forfeiture. The aggregate grant date fair value reflected in this column is based on the number of shares of restricted stock granted and the fair value of the restricted stock on the grant date (i.e., for restricted stock granted in on March 6, 2012, $43.85 per common share – the average of the opening price and the closing price of our common shares on the NYSE on the grant date, as determined in accordance with ASC 718 and the terms of the 2005 LTIP).

(4)	The amounts in this column reflect the aggregate grant date fair value of the stock option awards granted under the 2005 and 2012 LTIP to our named executive officers in the fiscal years reported as computed in accordance with ASC 718, excluding the effect of any estimated forfeiture. See Note 7 (Share-Based Plans) to the consolidated financial statements and the Critical Accounting Policies and Estimates – Share- Based Compensation section of Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) in our Form 10-K regarding the assumptions underlying the valuation of stock option awards.

(5)	The amounts in this column reflect cash bonuses earned under the 2006 Bonus Plan for performance during each of the last three fiscal years. A portion of the cash bonuses earned by Mr. Martin and Mr. Haubiel for fiscal 2010 performance and included in this column was deferred into the Supplemental Savings Plan upon the payment of such amount to Mr. Martin and Mr. Haubiel in fiscal 2011. The Supplemental Savings Plan is described in the narrative disclosure accompanying the Nonqualified Deferred Compensation table below.

(6)	For fiscal 2012, the amounts in this column include the following compensation for our named executive officers, as more fully described in the table included with this footnote:

	i.	The reimbursement of taxes related to our payment of healthcare costs covered by the Executive Benefit Plan and long-term disability insurance premiums;

	ii.	Big Lots matching contributions made pursuant to the Savings Plan and the Supplemental Savings Plan, both of which are described in the narrative disclosure accompanying the Nonqualified Deferred Compensation table below;

	iii.	Big Lots paid healthcare costs covered by the Executive Benefit Plan, which is described in the “Overview of our Executive Compensation Program – Elements of In-Service Compensation – Personal Benefits/Perquisites” section of the CD&A;

	iv.	Big Lots paid premiums for life insurance, which is generally available to all full-time employees;

	v.	Big Lots paid premiums for long-term disability insurance, which is described in the “Overview of our Executive Compensation Program – Elements of In-Service Compensation – Personal Benefits/ Perquisites” section of the CD&A;

	vi.	The cost to Big Lots associated with the use of an automobile or the receipt of a cash allowance in lieu of an automobile; and

	vii.	The aggregate incremental cost to Big Lots associated with Mr. Fishman’s non-business use of corporate aircraft.

The aggregate incremental cost of non-business use of corporate aircraft is calculated based on the direct costs we incur in connection with operating a flight, including expenses for fuel, oil, landing, ground services, onboard catering, crew hotel and meals, empty return (deadhead) flights and other miscellaneous variable costs. The aggregate incremental cost also includes per flight hour maintenance costs calculated based upon the total maintenance costs incurred by us during the prior two years and dividing those costs by the number of hours flown during that same period. Due to the fact that the corporate aircraft are used primarily for business travel, fixed costs which do not change based on usage, such as pilot salaries, hangar fees, management fees, purchase costs, depreciation and capitalized improvements to the aircraft, are excluded. We did not reimburse or otherwise “gross-up” Mr. Fishman for any income tax obligation attributed to his non-business use of corporate aircraft. The benefit of non-business use of corporate aircraft, which was approved by the Compensation Committee for fiscal 2012 as part of Mr. Fishman’s overall compensation package, is described in the “Overview of our Executive Compensation Program – Elements of In-Service Compensation – Personal Benefits/Perquisites” section of the CD&A.

					Big Lots
		Big Lots	Big Lots Paid		Paid	Use of
		Contributions	Healthcare	Big Lots	Long-Term	Automobile
		to Defined	Costs under	Paid Life	Disability	or	Non-Business
	Reimbursement	Contribution	Executive	Insurance	Insurance	Automobile	Aircraft
	of Taxes	Plans	Benefit Plan	Premiums	Premiums	Allowance	Usage
Name	($)	($)	($)	($)	($)	($)	($)
Mr. Fishman	6,019	—	7,219	1,128	941	22,640	303,973
Mr. Johnson	2,857	10,000	5,238	676	709	14,147	—
Mr. Martin	11,555	10,000	14,724	998	941	13,708	—
Ms. Bachmann	5,793	10,000	6,912	1,007	941	13,708	—
Mr. Cooper	2,867	10,000	2,946	956	941	13,708	—
Mr. Haubiel	1,593	10,000	1,221	846	938	13,708	—
Mr. Wurl	2,643	—	4,875	998	627	13,708	—

(7)	We purchase tickets to entertainment and sporting venues for the primary purpose of allowing employees to use such tickets in furtherance of our business. Because we incur no incremental cost if a named executive officer uses such tickets for purposes other than our business, such tickets are not included in the amounts included in this column.

(8)	For Mr. Wurl, the amount in this column also includes severance payments of $242,307 in accordance with the severance agreement entered into between us and Mr. Wurl on September 14, 2012.

(9)	As a percentage of their total compensation in fiscal 2012, fiscal 2011 and fiscal 2010, the salary and non-equity incentive plan compensation (i.e., bonuses earned under the 2006 Bonus Plan) for each named executive officer was as follows:

	Fiscal 2012		Fiscal 2011		Fiscal 2010
		Non-Equity		Non-Equity		Non-Equity
		Incentive Plan		Incentive Plan		Incentive Plan
	Salary	Compensation	Salary	Compensation	Salary	Compensation
Name	(%)	(%)	(%)	(%)	(%)	(%)
Mr. Fishman	11.8	—	11.7	—	10.2	20.7
Mr. Johnson	17.4	—	—	—	—	—
Mr. Martin	23.9	—	26.3	—	24.6	24.5
Ms. Bachmann	23.6	—	22.3	—	18.8	19.0
Mr. Cooper	23.3	—	22.3	—	18.9	19.0
Mr. Haubiel	20.5	—	19.1	—	18.6	18.8
Mr. Wurl	21.8	—	—	—	—	—

(10)	Mr. Johnson and Mr. Wurl were not named executive officers in fiscal 2011 and fiscal 2010.

(11)	Mr. Johnson served as our Senior Vice President, Finance, until assuming his current position on August 23, 2012.

(12)	Mr. Martin served as our Executive Vice President, Administration until assuming his current position on August 23, 2012.

(13)	Ms. Bachmann served as our Executive Vice President, Supply Chain Management and Chief Information Officer until assuming her current position on August 23, 2012.

(14)	Mr. Cooper served as our Executive Vice President, Chief Financial Officer and President, Big Lots Canada, Inc. until assuming his current position on August 23, 2012.

(15)	Mr. Haubiel served as our Executive Vice President, Legal and Real Estate, General Counsel and Corporate Secretary until assuming his current position on August 23, 2012.

(16)	Mr. Wurl resigned as our Executive Vice President, Merchandising on August 22, 2012.

Bonus and Equity Plans

The amounts reported in the Summary Compensation Table above include amounts earned under the 2006 Bonus Plan, the 2005 LTIP and the 2012 LTIP. Below is a description of the material terms of each plan and the awards made under those plans to our named executive officers, as reflected in the Grants of Plan-Based Awards in Fiscal 2012 table that follows.

Big Lots 2006 Bonus Plan

The 2006 Bonus Plan provides for cash compensation, which is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the IRC, to be paid annually when we meet or exceed pre-established minimum corporate performance amounts under one or more financial measures approved by the Compensation Committee and other outside directors at the start of the fiscal year. Whether we will achieve the minimum corporate performance amounts is substantially uncertain at the time the corporate performance amounts and financial measures are established. No right to a minimum bonus exists, and the Compensation Committee has the discretion to cancel or decrease a bonus (but may not increase a bonus for a covered employee (as that term is used within Section 162(m)) calculated under the 2006 Bonus Plan. Any payments made with respect to a fiscal year are made in the first quarter of the following fiscal year. The bonus awards that may be earned under the 2006 Bonus Plan range from the floor to the stretch bonus payout percentages, and include all amounts in between. The smallest target and stretch bonus payout percentages that may be set annually for our named executive officers are set forth in their respective employment agreements. The threshold bonus payout percentage is pre-established annually by the Compensation Committee and the other outside directors and has historically been one-half of the target bonus payout percentage. Subject to the terms of the employment agreements, the Compensation Committee and the other outside directors retain the right to adjust the payout percentages and, in the past, have generally done so as deemed necessary to realign an executive’s bonus opportunity with our compensation philosophy. Pursuant to the terms of the 2006 Bonus Plan, the maximum bonus payable under the plan to a participant in a single fiscal year is $4,000,000. See the “Overview of our Executive Compensation Program – Elements of In-Service Compensation – Bonus,” “Overview of our Executive Compensation Program – Employment Agreements” and “Our Executive Compensation Program for Fiscal 2012 – Bonus for Fiscal 2012” sections of the CD&A for more information regarding the 2006 Bonus Plan and the awards made under that plan for fiscal 2012.

Big Lots 2005 Long-Term Incentive Plan

From January 1, 2006 through May 23, 2012, all employee equity awards, including those made to our named executive officers, were granted under the 2005 LTIP. The 2005 LTIP authorized the grant of non-qualified stock options (“NQSOs”), incentive stock options (“ISOs”) as defined in Section 422 of the IRC, stock appreciation rights (“SARs”), restricted stock, restricted stock units and performance unit awards, any of which could have been granted on a stand-alone, combination or tandem basis. We granted only stock options and restricted stock under the 2005 LTIP.

Awards under the 2005 LTIP could have been granted to any salaried employee, consultant or advisor of Big Lots or its affiliates. The number of common shares available for grant under the 2005 LTIP consisted of: (1) an initial allocation of 1,250,000 common shares; (2) the 2,001,142 common shares that were available under the predecessor 1996 LTIP upon its expiration; (3) 2,100,000 common shares approved by our shareholders in May 2008; and (4) an annual increase equal to 0.75% of the total number of issued common shares (including treasury shares) as of the start of each fiscal year during which the 2005 LTIP was in effect. No more than one-third of all common shares awarded under the 2005 LTIP could have been granted in the form of restricted stock, restricted stock units and performance units, and no more than 5,000,000 common shares could have been granted as ISOs. A participant could have received multiple awards under the 2005 LTIP. Awards intended to qualify as “qualified performance-based compensation” under Section 162(m) are limited to: (1) 2,000,000 shares of restricted stock per participant annually; (2) 3,000,000 common shares underlying stock options and SARs per participant during any three consecutive calendar years; and (3) $6,000,000 in cash through performance units per participant during any three consecutive calendar years. Also, the 2005 LTIP provided that the total number of common shares underlying outstanding awards granted under the 2005 LTIP, the 1996 LTIP, the Big Lots, Inc. Executive Stock Option and Stock Appreciation Rights Plan (“ESO Plan”), and the Director Stock Option Plan could not exceed 15% of our issued and outstanding common shares (including treasury shares) as of any date. The 1996 LTIP, the ESO Plan and the Director Stock Option Plan have terminated, and there are no awards outstanding under the ESO Plan.

Each stock option granted under the 2005 LTIP allowed the recipient to acquire our common shares, subject to the completion of a vesting period and continued employment with us through the applicable vesting date. Once vested, these common shares may be acquired at a fixed exercise price per share and they remain exercisable for the term set forth in the award agreement. Stock option awards made under the 2005 LTIP vest on the anniversary of the grant date at a rate of 25% per year over the first four years of the seven year option term. Pursuant to the terms of the 2005 LTIP, the exercise price of a stock option may not be less than the average trading price of our common shares on the grant date or, if the grant date occurs on a day other than a trading day, on the next trading day.

Under the restricted stock awards granted pursuant to the 2005 LTIP (other than those made to the outside directors, which are discussed in the “Director Compensation” section of this Proxy Statement, and those made to Mr. Fishman pursuant to his retention agreement, which are discussed in the “Overview of Our Executive Compensation Program – Retention Agreement” section of the CD&A), if we meet the first trigger and the recipient remains employed by us, the restricted stock will vest at the opening of our first trading window after the fifth anniversary of the grant date. If we meet the second trigger for any fiscal year ending prior to the fifth anniversary of the grant date and the recipient remains employed by us, the restricted stock will vest on the first trading day after we file with the SEC our Annual Report on Form 10-K for the year in which the second trigger is met. The restricted stock will also vest on a prorated basis in the event that the recipient dies or becomes disabled after we meet the first trigger but before the fifth anniversary of the grant date. The restricted stock will be forfeited, in whole or in part, as applicable, if the recipient’s employment with us terminates prior to vesting. See the “Our Executive Compensation Program for Fiscal 2012 – Equity for Fiscal 2012” section of the CD&A and the “Potential Payments Upon Termination or Change in Control – Rights Under Post-Termination and Change in Control Arrangements” section below for more information regarding the equity awards made under the 2005 LTIP in fiscal 2012.

Upon a change in control (as defined in the 2005 LTIP), all awards outstanding under the 2005 LTIP automatically become fully vested. For a discussion of the change in control provisions in our named executive officers’ employment agreements, senior executive severance agreements and the 2005 LTIP, see the “Potential Payments Upon Termination or Change in Control – Rights Under Post-Termination and Change in Control Arrangements” section below.

Big Lots 2012 Long-Term Incentive Plan

Since May 23, 2012, all employee equity awards, including those made to our named executive officers, have been granted under the 2012 LTIP. The 2012 LTIP authorizes the grants of (1) NQSOs, (2) ISOs, (3) SARs, (4) restricted stock, (5) restricted stock units, (6) deferred stock units, (7) performance shares, (8) performance share units, (9) performance units, (10) cash-based awards, and (11) other stock-based awards (NQSOs, ISOs, SARs, restricted stock, restricted stock units, deferred stock units, performance shares, performance share units, performance units, cash-based awards and other stock-based awards are referred to collectively as “Awards”). All of our and our affiliates’ employees, outside directors and consultants are eligible to receive Awards under the 2012 LTIP.

The total number of common shares available for Awards under the 2012 LTIP is equal to the sum of (1) 7,750,000 newly issued common shares plus (2) any common shares subject to the 4,702,362 outstanding awards as of March 15, 2012 under the 2005 LTIP that on or after March 15, 2012 cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable common shares).

Of the total number of common shares available for grant under the 2012 LTIP, no more than 7,750,000 common shares may be issued pursuant to grants of ISOs during the term of the 2012 LTIP. A participant may receive multiple Awards under the 2012 LTIP. Awards intended to qualify as “qualified performance-based compensation” under Section 162(m) shall be limited to the following per participant annual fiscal year amounts:

Award Type	Annual Limit per Participant
Stock Options	2,000,000 common shares
SARs	2,000,000 common shares
Restricted Stock	1,000,000 common shares
Restricted Stock Units	1,000,000 common shares
Deferred Stock Units	1,000,000 common shares
Performance Shares, Performance Share Units and	1,000,000 common shares or equivalent value
Performance Units
Cash-Based Awards	Greater of $7,000,000 or the value of
1,000,000 common shares
Other Stock-Based Awards	1,000,000 common shares

Each stock option granted under the 2012 LTIP allows the recipient to acquire our common shares, subject to the completion of a vesting period and continued employment with us through the applicable vesting date. Once vested, these common shares may be acquired at a fixed exercise price per share and they remain exercisable for the term set forth in the award agreement. Stock option awards made under the 2012 LTIP vest on the anniversary of the grant date at a rate of 25% per year over the first four years of the seven year option term. Pursuant to the terms of the 2012 LTIP, the exercise price of a stock option may not be less than the average trading price of our common shares on the grant date or, if the grant date occurs on a day other than a trading day, on the next trading day.

Under the restricted stock awards granted pursuant to the 2012 LTIP (other than those made to the outside directors, which are discussed in the “Director Compensation” section of this Proxy Statement), if we meet the first trigger and the recipient remains employed by us, the restricted stock will vest at the opening of our first trading window after the fifth anniversary of the grant date. If we meet the second trigger for any fiscal year ending prior to the fifth anniversary of the grant date and the recipient remains employed by us, the restricted stock will vest on the first trading day after we file with the SEC our Annual Report on Form 10-K for the year in which the second trigger is met. The restricted stock will also vest on a prorated basis in the event that the recipient dies or becomes disabled after we meet the first trigger but before the lapse of five years. The restricted stock will be forfeited, in whole or in part, as applicable, if the recipient’s employment with us terminates prior to vesting. See the “Our Executive Compensation Program for Fiscal 2012 – Equity for Fiscal 2012” section of the CD&A and the “Potential Payments Upon Termination or Change in Control – Rights Under Post-Termination and Change in Control Arrangements” section below for more information regarding the equity awards made under the 2012 LTIP in fiscal 2012.

Upon a change in control (as defined in the 2012 LTIP), all awards outstanding under the 2012 LTIP automatically become fully vested. For a discussion of the change in control provisions in our named executive officers’ employment agreements and senior executive severance agreements and the 2012 LTIP, see “Potential Payments Upon Termination or Change in Control – Rights Under Post Termination and Change in Control Arrangements” section below.

Grants of Plan-Based Awards in Fiscal 2012

The following table sets forth each award made to our named executive officers in fiscal 2012 under the 2006 Bonus Plan, the 2005 LTIP and the 2012 LTIP.

									All Other	All Other		Closing
									Stock	Option		Market	Grant
			Estimated Possible Payouts			Estimated Future Payouts			Awards:	Awards:	Exercise	Price of	Date Fair
			Under Non-Equity Incentive			Under Equity Incentive			Number	Number of	or Base	Option	Value of
			Plan Awards			Plan Awards			of Shares	Securities	Price of	Awards	Stock and
	Grant	Award	(3)			(4)			of Stock	Underlying	Option	on Grant	Option
	Date	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Date	Awards
Name	(1)	(2)	($)	($)	($)	(#)	(#)	(#)	(#)	(#)(5)	($/Sh.)(6)	($/Shr.)	($)
(a)	(b)	-	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	-	(l)
Mr. Fishman	—	—	840,000	1,680,000	3,360,000	—	—	—	—	—	—	—	—
	3/6/12	3/2/12	—	—	—	—	240,000	—	—	—	—	—	10,524,000
Mr. Johnson	—	—	100,000	200,000	400,000	—	—	—	—	—	—	—	—
	3/6/12	3/2/12	—	—	—	—	15,000	—	—	—	—	—	657,750
	3/6/12	3/2/12	—	—	—	—	—	—	—	35,000	43.85	44.39	499,800
	8/28/12	8/24/12	—	—	—	—	15,000	—	—	—	—	—	462,300
	8/28/12	8/24/12	—	—	—	—	—	—	—	5,000	30.82	31.10	58,350
Mr. Martin	—	—	177,000	354,000	708,000	—	—	—	—	—	—	—	—
	3/6/12	3/2/12	—	—	—	—	30,000	—	—	—	—	—	1,315,500
	3/6/12	3/2/12	—	—	—	—	—	—	—	40,000	43.85	44.39	571,200
Ms. Bachmann	—	—	178,500	357,000	714,000	—	—	—	—	—	—	—	—
	3/6/12	3/2/12	—	—	—	—	30,000	—	—	—	—	—	1,315,500
	3/6/12	3/2/12	—	—	—	—	—	—	—	40,000	43.85	44.39	571,200
Mr. Cooper	—	—	169,500	339,000	678,000	—	—	—	—	—	—	—	—
	3/6/12	3/2/12	—	—	—	—	30,000	—	—	—	—	—	1,315,500
	3/6/12	3/2/12	—	—	—	—	—	—	—	40,000	43.85	44.39	571,200
Mr. Haubiel	—	—	150,000	300,000	600,000	—	—	—	—	—	—	—	—
	3/6/12	3/2/12	—	—	—	—	30,000	—	—	—	—	—	1,315,500
	3/6/12	3/2/12	—	—	—	—	—	—	—	40,000	43.85	44.39	571,200
Mr. Wurl	—	—	157,500	315,000	630,000	—	—	—	—	—	—	—	—
	3/6/12	3/2/12	—	—	—	—	30,000	—	—	—	—	—	1,315,500
	3/6/12	3/2/12	—	—	—	—	—	—	—	40,000	43.85	44.39	571,200
____________________

(1)	As discussed in the “Our Executive Compensation Program for Fiscal 2012 – Equity Grant Timing” section of the CD&A, in fiscal 2012, except for Mr. Johnson’s equity awards granted on August 28, 2012, the Board set as the grant date of these equity awards the second trading day following our release of results from our last completed fiscal year. This future date was established to allow the market to absorb and react to our release of material non-public information, and to avoid any suggestion that the Board, the Compensation Committee or any employee manipulated the terms of the equity awards.

(2)	The Award Date represents the date on which the Board authorized the equity-based award and set the grant date.

(3)	The amounts in columns (c), (d) and (e) represent our named executive officers’ threshold, target and stretch bonus levels, respectively, for fiscal 2012 pursuant to the 2006 Bonus Plan, which bonus levels are further described in the “Our Executive Compensation Program for Fiscal 2012 – Bonus for Fiscal 2012” section of the CD&A. For fiscal 2012, our named executive officers did not earn a bonus under the 2006 Bonus Plan, as reflected in column (g) of the Summary Compensation Table. Mr. Wurl resigned on August 22, 2012, and was not paid a bonus in fiscal 2012.

(4)	The amounts in column (g) represent restricted stock awarded pursuant to the 2005 LTIP and, in the case of Mr. Johnson’s restricted stock award granted on August 28, 2012, the 2012 LTIP, which awards are described in the narrative preceding this table and the “Our Executive Compensation Program for Fiscal 2012 – Equity for Fiscal 2012” section of the CD&A. We did not achieve the fiscal 2012 corporate performance goal previously established for Mr. Fishman’s fiscal 2012 restricted stock award, therefore, Mr. Fishman’s restricted stock did not vest and was forfeited. Because we met the first trigger, but not the second trigger, as a result of fiscal 2012 corporate performance, the restricted stock granted to our named executive officers in fiscal 2012 (other than Mr. Fishman) did not vest. There are no minimum or maximum “estimated future payouts” applicable to the restricted stock awards included in column (g).

(5)	The amounts in column (j) represent NQSOs awarded pursuant to the 2005 LTIP and, in the case of Mr. Johnson’s option award granted on August 28, 2012, the 2012 LTIP, which awards are described in the narrative preceding this table and the “Our Executive Compensation Program for Fiscal 2012 – Equity for Fiscal 2012” section of the CD&A.

(6)	Pursuant to the terms of the 2005 LTIP and 2012 LTIP, the exercise price of the NQSOs awarded in fiscal 2012 is equal to the fair market value of our common shares on the grant date. The fair market value is determined by calculating the average of the opening and closing prices for our common shares on the NYSE. We believe this method is preferable to using only the closing market price, as it is less vulnerable to market activity that may have only an instantaneous effect, positively or negatively, on the price of our common shares.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table sets forth, as of the end of fiscal 2012, all equity awards outstanding under our equity compensation plans for each named executive officer.

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
			Equity					Plan	Market
			Incentive				Market	Awards:	or Payout
			Plan				Value of	Number of	Value of
	Number	Number	Awards:			Number	Shares	Unearned	Unearned
	of	of	Number of			of Shares	or Units	Shares,	Shares,
	Securities	Securities	Securities			or Units	of Stock	Units or	Units or
	Underlying	Underlying	Underlying			of Stock	That	Other	Other
	Unexercised	Unexercised	Unexercised	Option		That	Have	Rights	Rights
	Options	Options	Unearned	Exercise	Option	Have Not	Not	That Have	That Have
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)(1)	Date	(#)	($)	(#)(2)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mr. Fishman	225,010	82,500	—	17.47	3/6/2016	—	—	—	—
	—	—	—	—	—	—	—	240,000	7,761,600
Mr. Johnson	7,500	—	—	28.73	3/13/2014	—	—	—	—
	7,500	—	—	21.06	3/7/2015	—	—	—	—
	—	1,875	—	17.47	3/6/2016	—	—	—	—
	7,500	7,500	—	35.92	3/5/2017	—	—	—	—
	3,000	9,000	—	41.12	3/7/2018	—	—	—	—
	2,000	6,000	—	33.67	7/18/2018	—	—	—	—
	—	35,000	—	43.85	3/6/2019	—	—	—	—
	—	5,000	—	30.82	8/28/2019	—	—	—	—
	—	—	—	—	—	—	—	40,000	1,293,600
Mr. Martin	—	9,375	—	17.47	3/6/2016	—	—	—	—
	—	20,000	—	35.92	3/5/2017	—	—	—	—
	—	26,250	—	41.12	3/7/2018	—	—	—	—
	—	40,000	—	43.85	3/6/2019	—	—	—	—
	—	—	—	—	—	—	—	55,000	1,778,700
Ms. Bachmann	37,500	—	—	28.73	3/13/2014	—	—	—	—
	48,750	—	—	21.06	3/7/2015	—	—	—	—
	24,375	12,188	—	17.47	3/6/2016	—	—	—	—
	25,000	25,000	—	35.92	3/5/2017	—	—	—	—
	10,000	30,000	—	41.12	3/7/2018	—	—	—	—
	—	40,000	—	43.85	3/6/2019	—	—	—	—
	—	—	—	—	—	—	—	60,000	1,940,400
Mr. Cooper	12,188	—	—	21.06	3/7/2015	—	—	—	—
	12,187	12,188	—	17.47	3/6/2016	—	—	—	—
	25,000	25,000	—	35.92	3/5/2017	—	—	—	—
	10,000	30,000	—	41.12	3/7/2018	—	—	—	—
	—	40,000	—	43.85	3/6/2019	—	—	—	—
	—	—	—	—	—	—	—	60,000	1,940,400
Mr. Haubiel	—	9,375	—	17.47	3/6/2016	—	—	—	—
	22,500	22,500	—	35.92	3/5/2017	—	—	—	—
	10,000	30,000	—	41.12	3/7/2018	—	—	—	—
	—	40,000	—	43.85	3/6/2019	—	—	—	—
	—	—	—	—	—	—	—	60,000	1,940,400
Mr. Wurl	8,750	—	—	42.98	8/23/2013	—	—	—	—

____________________

(1)	All stock option awards reflected in this table were made pursuant to the 2005 LTIP or 2012 LTIP. Stock option awards made under the 2005 LTIP or 2012 LTIP vest on the anniversary of the grant date at a rate of 25% per year over the first four years of the seven year option term.

(2)	The restricted stock awards reported in column (i) were made in fiscal 2012 for Mr. Fishman and in fiscal 2012 and fiscal 2011 for the other named executive officers, pursuant to the 2005 LTIP or 2012 LTIP. Mr. Fishman’s fiscal 2012 restricted stock award would have vested if we achieved a corporate financial goal established at the beginning of fiscal 2012 and Mr. Fishman was employed by us on the anniversary of the grant date of the award. We did not achieve the fiscal 2012 corporate performance goal previously established for Mr. Fishman’s fiscal 2012 restricted stock award. Therefore, Mr. Fishman’s restricted stock did not vest and was forfeited. For Mr. Johnson, Mr. Martin, Ms. Bachmann, Mr. Cooper and Mr. Haubiel, the first trigger for the fiscal 2012 and fiscal 2011 awards is $1.50, the second trigger for the fiscal 2012 restricted stock awards is $3.95 and the second trigger for the fiscal 2011 restricted stock awards is $3.52. Based on our performance in fiscal 2012, we achieved the first trigger but not the second trigger applicable to the fiscal 2012 restricted stock awards. For additional information regarding the fiscal 2012 restricted stock awards, including the vesting terms, see the narrative discussion preceding the Grants of Plan-Based Awards in Fiscal 2012 table and the “Our Executive Compensation Program for Fiscal 2012 – Equity for Fiscal 2012” section of the CD&A.

Option Exercises and Stock Vested in Fiscal 2012

The following table reflects all stock option exercises and the vesting of restricted stock held by each of our named executive officers during fiscal 2012.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized	Acquired on	Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Mr. Fishman	227,500	5,018,185	250,000	11,600,000
Mr. Johnson	5,625	157,500	2,000	92,800
Mr. Martin	73,750	1,302,947	15,000	696,000
Ms. Bachmann	42,187	1,095,931	25,000	1,160,000
Mr. Cooper	61,875	1,222,429	25,000	1,160,000
Mr. Haubiel	75,000	1,599,328	20,000	928,000
Mr. Wurl	—	—	—	—

Nonqualified Deferred Compensation

Supplemental Savings Plan

All of our named executive officers, as well as substantially all other full-time employees, are eligible to participate in the Savings Plan, our “401(k) plan.” The Supplemental Savings Plan is maintained for those executives participating in the Savings Plan who desire to contribute more than the amount allowable under the Savings Plan. The Supplemental Savings Plan constitutes a contract to pay deferred compensation and limits deferrals in accordance with prevailing tax law. The Supplemental Savings Plan is designed to pay the deferred compensation in the same amount as if contributions had been made to the Savings Plan. We have no obligation to fund the Supplemental Savings Plan, and all assets and amounts payable under the Supplemental Savings Plan are subject to the claims of our general creditors.

In order to participate in the Savings and Supplemental Savings Plans, an eligible employee must satisfy applicable age and service requirements and must make contributions to such plans (“Participant Contributions”). Participant Contributions are made through authorized payroll deductions to one or more of the several investment funds available under the Savings and Supplemental Savings Plans and selected at the discretion of the participant.

All Participant Contributions are matched by us (“Registrant Contributions”) at a rate of 100% for the first 2% of salary contributed and 50% for the next 4% of salary contributed. Additionally, the amount of the Registrant Contribution is subject to the maximum annual compensation that may be taken into account for benefit calculation purposes under the IRC ($250,000 for calendar year 2012). Accordingly, the maximum aggregate Registrant Contribution that could be made to a named executive officer participating in the Savings and Supplemental Savings Plans was $10,000 for fiscal 2012.

Under the Savings Plan and the Supplemental Savings Plan, 25% of the Registrant Contributions vests annually beginning on the second anniversary of the employee’s hiring. Under the Savings Plan, a participant who has terminated employment with us is entitled to all funds in his or her account, except that if termination is for a reason other than retirement, disability or death, then the participant is entitled to receive only the Participant Contributions and the vested portion of the Registrant Contributions. Under the Supplemental Savings Plan, a participant who has terminated employment with us for any reason is entitled to receive the Participant Contributions and only the vested portion of the Registrant Contributions. Under both plans, all other unvested accrued benefits pertaining to Registrant Contributions will be forfeited. Upon a change in control of Big Lots, the participant will receive a lump sum payment of all amounts (vested and unvested) under the Supplemental Savings Plan.

Nonqualified Deferred Compensation Table for Fiscal 2012

The following table reflects the contributions to, earnings in and balance of each named executive officer’s account held under the Supplemental Savings Plan.

	Executive	Registrant	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Aggregate Balance
	in Last FY	in Last FY	in Last FY	Distributions	at Last FYE
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)
(a)	(b)	(c)	(d)	(e)	(f)
Mr. Fishman	—	—	—	—	—
Mr. Johnson	41,333	5,875	50,489	—	405,046
Mr. Martin	28,481	5,875	122,353	—	875,358
Ms. Bachmann	17,175	5,875	26,216	—	240,551
Mr. Cooper	11,042	5,875	21,970	—	558,653
Mr. Haubiel	37,102	5,875	168,569	—	1,192,161
Mr. Wurl	3,375	—	422	—	4,899
____________________

(1)	The amounts in this column are included in the “Salary” column of the Summary Compensation Table for fiscal 2012.

(2)	The amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table for fiscal 2012.

(3)	The amounts in this column are not included in the Summary Compensation Table as these amounts reflect only the earnings on the investments designated by the named executive officer in his or her Supplemental Savings Plan account in fiscal 2012 (i.e., appreciation or decline in account value). The amounts in this column do not include any above-market or preferential earnings, as defined by Item 402(c)(2)(viii) of Regulation S-K and the instructions thereto.

(4)	$181,336, $41,686, $34,801 and $327,959 of the amounts in this column were previously reported as compensation to Mr. Martin, Ms. Bachmann, Mr. Cooper and Mr. Haubiel, respectively, in the Summary Compensation Table for the prior years reported.

Potential Payments Upon Termination or Change in Control

The “Rights Under Post-Termination and Change in Control Arrangements” section below addresses the rights of our named executive officers under their employment agreements and other compensation arrangements upon a change in control or in the event their employment with us is terminated. The “Estimated Payments if Triggering Event Occurred at 2012 Fiscal Year End” section below reflects the payments that may be received by each named executive officer (or his or her beneficiaries, as applicable) upon a change in control or in the event the executive’s employment with us is terminated: (1) involuntarily without cause; (2) in connection with the executive’s disability; (3) upon the executive’s death; or (4) in connection with a change in control. Mr. Wurl resigned on August 22, 2012, and was not eligible for any payments in connection with a change in control.

Rights Under Post-Termination and Change in Control Arrangements

Under each employment agreement, if a named executive officer is terminated for cause or due to his or her voluntary resignation, we have no further obligation to pay any unearned compensation or to provide any future benefits to the executive. Generally, under the terms of each named executive officer’s employment agreement, cause for termination would exist upon the executive’s:

  failure to comply with our policies and procedures which we reasonably determine has had or is likely to have a material adverse effect on us or our affiliates;

  willful or illegal misconduct or grossly negligent conduct that is materially injurious to us or our affiliates;

  violation of laws or regulations governing us or our affiliates or a violation of our codes of ethics;

  breach of any fiduciary duty owed to us or our affiliates;

  misrepresentation or dishonesty which we reasonably determine has had or is likely to have a material adverse effect on us or our affiliates;

  breach of any provision of the executive’s obligations under his or her employment agreement with us;

  involvement in any act of moral turpitude that has a materially injurious effect on us or our affiliates; or

  breach of the terms of any non-solicitation or confidentiality clauses contained in an employment agreement with a former employer.

If terminated without cause, Mr. Fishman would continue to receive his salary for two years and, except for Mr. Johnson, who would continue to receive his salary for six months, each of the other named executive officers would continue to receive his or her respective salary for one year. Each named executive officer would receive a lump sum payment equal to two times his or her respective salary if terminated in connection with a change in control (as discussed below). Additionally, each named executive officer (1) is eligible (based on our achievement of at least the corporate performance amount corresponding to the threshold bonus level) to receive a prorated bonus for the fiscal year in which his or her termination is effective if he or she is terminated without cause or in connection with his or her death or disability, and (2) will receive two times his or her stretch bonus if terminated following a change in control.

Upon a change in control, all outstanding stock options become exercisable to the full extent of the original grant and all unvested restricted stock vests. Upon the named executive officer’s termination of employment, all exercisable stock options then held may be exercised until the earlier of the stock option award expiration date or one year after termination of employment. Additionally, if termination of employment results from death or disability, then (1) unvested stock options awarded in fiscal 2009 and after will vest on the day such event occurred, provided such event occurred at least six months following the grant date, and (2) unvested restricted stock awards will vest in increments of 20% for each consecutive year of employment completed since the grant date if the first trigger is met while employed. Any restricted stock awards not vested at termination of employment, for reasons other than death or disability, shall be forfeited.

Except for Mr. Johnson, each named executive officer is entitled to receive continued healthcare coverage for up to two years following a termination without cause or if terminated in connection with a change in control, plus the amount necessary to reimburse him or her for the taxes he or she would be liable for as a result of such continued healthcare coverage (“Tax Gross-Up Amount”). Mr. Johnson is entitled to receive continued healthcare coverage for up to six months following a termination without cause and up to one year following a termination in connection with a change in control, plus the Tax Gross-Up Amount. Upon a change in control, each participating named executive officer will receive a lump sum payment of all amounts (vested and unvested) under the Supplemental Savings Plan. (See the “Nonqualified Deferred Compensation” section above for more information regarding the Supplemental Savings Plan and our named executive officers’ aggregate balances under such plans at the end of fiscal 2012.) Additionally, if terminated without cause, Mr. Fishman is entitled to continue receiving an automobile or automobile allowance for two years, and the other named executive officers are entitled to continue receiving an automobile or automobile allowance for one year, except for Mr. Johnson who is not entitled to continue to receive an automobile or an automobile allowance.

If the payments received by a named executive officer in connection with a change in control constitute an “excess parachute payment” under Section 280G of the IRC, the named executive officer is entitled to reimbursement for any excise tax imposed under Section 4999 of the IRC, or the executive’s benefits under his or her employment agreement will be reduced to the extent necessary to become one dollar less than the amount that would generate such excise tax, if this reduction results in a larger after-tax amount to the executive as compared to the excise tax reimbursement method (“Excise Tax Benefit”). The compensation payable on account of a change in control may be subject to the deductibility limitations of Sections 162(m) and 280G of the IRC.

Change in Control Described

Generally, pursuant to the 1996 LTIP, the 2005 LTIP, the 2012 LTIP, the Supplemental Savings Plan (as to amounts earned and vested before January 1, 2005, including earnings attributable to such amounts) and Mr. Fishman’s retention agreement, a change in control is deemed to occur if:

  any person or group (as defined in Section 13(d) under the Exchange Act) becomes the beneficial owner, or has the right to acquire, 20% or more of our outstanding voting securities;

  a majority of the Board is replaced within any two-year period by directors not nominated and approved by a majority of the directors in office at the beginning of such period (or their successors so nominated and approved), or a majority of the Board at any date consists of persons not so nominated and approved; or

  our shareholders approve an agreement to merge or consolidate with an unrelated company or an agreement to sell or otherwise dispose of all or substantially all of our assets to an unrelated company, except pursuant to the terms of the 2012 LTIP, which requires the consummation of a merger or consolidation with another entity or the sale or other disposition of all or substantially all of our assets (including, without limitation, a plan of liquidation), which has been approved by our shareholders.

Consistent with the provisions of Section 409A (“Section 409A”) of the IRC and the Treasury Regulations promulgated thereunder, pursuant to our named executive officers’ employment agreements, the senior executive severance agreements, the 2006 Bonus Plan and the Supplemental Savings Plan (as to all amounts earned and vested on or after January 1, 2005), a change in control is deemed to occur upon:

  the acquisition by any person or group (as defined under Section 409A) of our common shares that, together with any of our common shares then held by such person or group, constitutes more than 50% of the total fair market value or voting power in our outstanding voting securities;

  the acquisition by any person or group, within any one year period, of 30% or more of our outstanding voting securities;

  a majority of the Board is replaced during any one year period by directors whose appointment or election is not endorsed by a majority of the directors in office prior to the date of such appointment or election; or

  the acquisition by any person or group, within any one year period, of 40% or more of the total gross fair market value of all of our assets, as measured immediately prior to such acquisition(s).

Notwithstanding the foregoing definitions, pursuant to our named executive officers’ employment agreements, senior executive severance agreements, the 1996 LTIP, the 2005 LTIP, the 2012 LTIP, the 2006 Bonus Plan and Mr. Fishman’s retention agreement, a change in control does not include any transaction, merger, consolidation or reorganization in which we exchange, or offer to exchange, newly issued or treasury shares in an amount less than 50% of our then-outstanding voting securities for 51% or more of the outstanding voting securities of an unrelated company or for all or substantially all of the assets of such unrelated company.

Pursuant to the employment agreements and senior executive severance agreements, a named executive officer’s termination in connection with a change in control is generally deemed to occur if, during the applicable protection period (as discussed in the next paragraph), we or any other party to the change in control (e.g., the unrelated acquirer or successor company):

  terminate the executive without cause;

  breach a term of the employment agreement, as applicable; or

  constructively terminate the executive (i.e., the executive resigns due to the imposition of a material adverse change in the executive’s duties, compensation or reporting relationships after our failure to cure such condition).

The protection period afforded to Mr. Fishman consists of the six months preceding a change in control and the two years following a change in control. The protection period afforded to the other named executive officers (except Mr. Johnson) consists of the three months preceding a change in control and the two years following a change in control. Mr. Johnson’s protection period consists of the two years following a change in control.

Estimated Payments if Triggering Event Occurred at 2012 Fiscal Year-End

The amounts in the following tables are approximations based on various assumptions and estimates. The actual amounts to be paid can only be determined at the time of the change in control or termination of employment, as applicable. In the tables that follow, we have made the following material assumptions, estimates and characterizations:

  Amounts are calculated based on compensation levels and benefits effective at February 2, 2013, the last day of fiscal 2012.

  As noted in the “Non-Equity Incentive Plan Compensation” row in the tables below, the amounts payable under the 2006 Bonus Plan upon termination: (1) without cause or due to death or disability are based on the bonus actually earned by the applicable named executive officer for fiscal 2012 performance (which amounts would be prorated if the executive was terminated prior to the end of the fiscal year for which the bonus was earned); and (2) in connection with a change in control are equal to two times the named executive officer’s stretch bonus.

  We have not taken into account the possibility that a named executive officer may be eligible to receive healthcare benefits from another source following his or her termination. Therefore, the amounts shown in the “Healthcare Coverage” row in the tables below reflect, consistent with the assumptions that would be used to estimate the cost of these benefits for financial reporting purposes under generally accepted accounting principles, the current monthly cost to provide continued healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) applied to each month these benefits would be provided by the named executive officer’s employment agreement if terminated involuntarily without cause or in connection with a change in control. Included in the amounts shown in the “Healthcare Coverage” row in the tables below are the related Tax Gross-Up Amounts. The Tax Gross-Up Amount would be paid under the terms of the named executive officer’s employment agreement.

  The amounts shown in the “Long-Term Disability Benefit” row in the tables below represent 67% of the named executive officer’s monthly salary, up to a maximum of $25,000 per month in accordance with the long-term disability insurance we maintain for our named executive officers. This benefit is payable until the named executive officer is no longer disabled or age 65, whichever occurs earlier. Due to the speculative nature of estimating the period of time during which a named executive officer may be disabled, we have presented only one month of disability benefits in the tables below.

  The amounts in the “Accelerated Equity Awards” row under the “Termination upon Disability” and “Termination upon Death” columns in the tables below represent the value (as of the final trading day on the NYSE during fiscal 2012) of (1) 20% of the unvested restricted stock awarded to each named executive officer in March of 2011 (other than Mr. Fishman, whose fiscal 2011 restricted stock award previously vested) and (2) all of the unvested stock options awarded to our named executive officers in fiscal 2009 and after. As discussed in the prior section, if termination of employment resulted from death or disability, then unvested restricted stock awards made under the 2005 LTIP and 2012 LTIP will vest in increments of 20% for each consecutive year of employment completed since the grant date if the first trigger is met while employed. The first trigger for the restricted stock awarded to the named executive officers (other than Mr. Fishman) in March of 2011 was met as a result of our performance in fiscal 2011. Accordingly, 20% of the March 2011 restricted stock awarded to each those named executive officers would have vested at the end of fiscal 2012 had the executive’s employment terminated on such date as a result of his death or disability. As discussed in the prior section, if a named executive officer dies or becomes disabled before the last scheduled vesting date of a stock option awarded in fiscal 2009 or after, the then-remaining unvested portion of that stock option award will vest on the day such event occurred, provided such event occurred at least six months following the grant date.

  The amounts in the “Accelerated Equity Awards” row under the “Termination in Connection with a Change in Control” and “Change in Control (without termination)” columns in the tables below include the value of all unvested stock options that were in-the-money at the end of fiscal 2012 (minus the aggregate stock option exercise prices) and all unvested restricted stock that would have vested on an accelerated basis had a change in control occurred as of the end of fiscal 2012. As to Mr. Fishman, these amounts include the restricted stock awarded to him in fiscal 2012 pursuant to his retention agreement; however, his fiscal 2012 restricted stock award has since been forfeited. These amounts do not reflect any equity awards that have vested or have been granted in fiscal 2013.

  The closing market price of our common shares on the final trading day on the NYSE during fiscal 2012 was $32.34 per share.

Steven S. Fishman

The following table reflects the payments that would have been due to Mr. Fishman in the event of a change in control and/or the termination of his employment on February 2, 2013.

	Event Occurring at February 2, 2013
	Involuntary	Involuntary				Termination	Change in
	Termination	Termination		Termination	Termination	in Connection	Control
	with	without	Voluntary	upon	upon	with a Change	(without
	Cause	Cause	Termination	Disability	Death	in Control	termination)
Salary/Salary Continuation ($)	—	2,800,000	—	—	—	2,800,000	—
Non-Equity Incentive Plan
Compensation ($)	—	0	—	0	0	6,720,000	—
Healthcare Coverage ($)	—	107,926	—	—	—	107,926	—
Long-Term Disability Benefit ($)	—	—	—	25,000	—	—	—
Use of Automobile/Automobile
Allowance ($)	—	45,280	—	—	—	—	—
Accelerated Equity Awards ($)	—	—	—	1,226,775	1,226,775	8,988,375	8,988,375
Excise Tax Benefit ($)	—	—	—	—	—	0	0
Total ($)	—	2,953,206	—	1,251,775	1,226,775	18,616,301	8,988,375

Timothy J. Johnson

The following table reflects the payments that would have been due to Mr. Johnson in the event of a change in control and/or the termination of his employment with us on February 2, 2013.

	Event Occurring at February 2, 2013
	Involuntary	Involuntary				Termination	Change in
	Termination	Termination		Termination	Termination	in Connection	Control
	with	without	Voluntary	upon	upon	with a Change	(without
	Cause	Cause	Termination	Disability	Death	in Control	termination)
Salary/Salary Continuation ($)	—	200,000	—	—	—	800,000	—
Non-Equity Incentive Plan
Compensation ($)	—	0	—	0	0	800,000	—
Healthcare Coverage ($)	—	26,416	—	—	—	52,832	—
Long-Term Disability Benefit ($)	—	—	—	22,333	—	—	—
Use of Automobile/Automobile
Allowance ($)	—	—	—	—	—	—	—
Accelerated Equity Awards ($)	—	—	—	100,161	100,161	1,329,081	1,329,081
Excise Tax Benefit ($)	—	—	—	—	—	1,398,552	0
Total ($)	—	226,416	—	122,494	100,161	4,380,465	1,329,081

John C. Martin

The following table reflects the payments that would have been due to Mr. Martin in the event of a change in control and/or the termination of his employment with us on February 2, 2013.

	Event Occurring at February 2, 2013
	Involuntary	Involuntary				Termination	Change in
	Termination	Termination		Termination	Termination	in Connection	Control
	with	without	Voluntary	upon	upon	with a Change	(without
	Cause	Cause	Termination	Disability	Death	in Control	termination)
Salary/Salary Continuation ($)	—	590,000	—	—	—	1,180,000	—
Non-Equity Incentive Plan
Compensation ($)	—	0	—	0	0	1,416,000	—
Healthcare Coverage ($)	—	65,252	—	—	—	65,252	—
Long-Term Disability Benefit ($)	—	—	—	25,000	—	—	—
Use of Automobile/Automobile
Allowance ($)	—	13,708	—	—	—	—	—
Accelerated Equity Awards ($)	—	—	—	301,106	301,106	1,918,106	1,918,106
Excise Tax Benefit ($)	—	—	—	—	—	0	0
Total ($)	—	668,960	—	326,106	301,106	4,579,358	1,918,106

Lisa M. Bachmann

The following table reflects the payments that would have been due to Ms. Bachmann in the event of a change in control and/or the termination of her employment with us on February 2, 2013.

	Event Occurring at February 2, 2013
	Involuntary	Involuntary				Termination	Change in
	Termination	Termination		Termination	Termination	in Connection	Control
	with	without	Voluntary	upon	upon	with a Change	(without
	Cause	Cause	Termination	Disability	Death	in Control	termination)
Salary/Salary Continuation ($)	—	595,000	—	—	—	1,190,000	—
Non-Equity Incentive Plan
Compensation ($)	—	0	—	0	0	1,428,000	—
Healthcare Coverage ($)	—	105,029	—	—	—	105,029	—
Long-Term Disability Benefit ($)	—	—	—	25,000	—	—	—
Use of Automobile/Automobile
Allowance ($)	—	13,708	—	—	—	—	—
Accelerated Equity Awards ($)	—	—	—	375,276	375,276	2,121,636	2,121,636
Excise Tax Benefit ($)	—	—	—	—	—	0	0
Total ($)	—	713,737	—	400,276	375,276	4,844,665	2,121,636

Joe R. Cooper

The following table reflects the payments that would have been due to Mr. Cooper in the event of a change in control and/or the termination of his employment with us on February 2, 2013.

	Event Occurring at February 2, 2013
	Involuntary	Involuntary				Termination	Change in
	Termination	Termination		Termination	Termination	in Connection	Control
	with	without	Voluntary	upon	upon	with a Change	(without
	Cause	Cause	Termination	Disability	Death	in Control	termination)
Salary/Salary Continuation ($)	—	565,000	—	—	—	1,130,000	—
Non-Equity Incentive Plan
Compensation ($)	—	0	—	0	0	1,356,000	—
Healthcare Coverage ($)	—	105,029	—	—	—	105,029	—
Long-Term Disability Benefit ($)	—	—	—	25,000	—	—	—
Use of Automobile/Automobile
Allowance ($)	—	13,708	—	—	—	—	—
Accelerated Equity Awards ($)	—	—	—	375,276	375,276	2,121,636	2,121,636
Excise Tax Benefit ($)	—	—	—	—	—	0	0
Total ($)	—	683,737	—	400,276	375,276	4,712,665	2,121,636

Charles W. Haubiel II

The following table reflects the payments that would have been due to Mr. Haubiel in the event of a change in control and/or the termination of his employment with us on February 2, 2013.

	Event Occurring at February 2, 2013
	Involuntary	Involuntary				Termination	Change in
	Termination	Termination		Termination	Termination	in Connection	Control
	with	without	Voluntary	upon	upon	with a Change	(without
	Cause	Cause	Termination	Disability	Death	in Control	termination)
Salary/Salary Continuation ($)	—	500,000	—	—	—	1,000,000	—
Non-Equity Incentive Plan
Compensation ($)	—	0	—	0	0	1,200,000	—
Healthcare Coverage ($)	—	65,252	—	—	—	65,252	—
Long-Term Disability Benefit ($)	—	—	—	25,000	—	—	—
Use of Automobile/Automobile
Allowance ($)	—	13,708	—	—	—	—	—
Accelerated Equity Awards ($)	—	—	—	333,446	333,446	2,079,806	2,079,806
Excise Tax Benefit ($)	—	—	—	—	—	0	0
Total ($)	—	578,960	—	358,446	333,446	4,345,058	2,079,806

PROPOSAL TWO: APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO
ITEM 402 OF REGULATION S-K, INCLUDING THE CD&A, COMPENSATION TABLES AND THE
NARRATIVE DISCUSSION ACCOMPANYING THE TABLES

Section 14A of the Exchange Act requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The following summary of our executive compensation program describes our compensation philosophy and the key objectives identified by our Compensation Committee to implement our compensation philosophy.

We believe it is important to provide competitive compensation to attract and retain talented executives to lead our business. We also believe an executive compensation program should encourage high levels of corporate and individual performance by motivating executives to continually improve our business in order to promote sustained profitability and enhanced shareholder value. Consistent with this philosophy, the Compensation Committee has identified the following key objectives that drive the design of the policies and practices of our executive compensation program:

  Attract and retain executives by paying them amounts and offering them elements of compensation that are competitive with and comparable to those paid and offered by most companies in our peer groups. We believe a key factor in attracting and retaining qualified executives is to provide total compensation that is competitive with the total compensation paid by companies in our compensation peer groups. Each of the elements of compensation we provide serves a different role in attracting and retaining executives.

  Motivate executives to contribute to our success and reward them for their performance. We use the bonus and equity elements of our executive compensation program as the primary tools to motivate our executives to continually improve our business in order to promote sustainable profitability and enhanced shareholder value. These compensation elements provide executives with meaningful incentives to meet or exceed the corporate financial goals set by our Board each year. We believe that our operating profit is an important financial measure, as it is a reflection of both top line sales and expense control, and when used year-over-year, it has the effect of promoting our long-term financial health. Our financial performance in fiscal 2012 did not meet our expectations. As a result of such performance and the emphasis that our executive compensation program places on pay for performance, the actual compensation realized by our named executive officers in fiscal 2012 was significantly lower than the total potential compensation awarded to our named executive officers for fiscal 2012. For example, we did not achieve the operating profit required for our named executive officers to earn bonuses for fiscal 2012 under the 2006 Bonus Plan. Accordingly, the named executive officers did not receive bonuses for fiscal 2012.

  Align the interests of executives and shareholders through incentive-based executive compensation. The realization and value of bonus opportunities under the 2006 Bonus Plan and equity awarded under the 2005 LTIP and 2012 LTIP are dependent upon our performance and/or the appreciation in the value of our common shares. We believe that awarding a significant percentage of the total compensation of our named executive officers as at-risk incentive compensation (84.7% in fiscal 2012) exemplifies the emphasis of our executive compensation program on pay for performance and demonstrates that our executive compensation program is closely aligned with the interests of our shareholders. In some years, as was the case in fiscal 2012, our named executive officers may not realize a significant portion of the at-risk incentive compensation awarded to them, as our named executive officers did not receive a bonus in fiscal 2012. Additionally, we did not achieve the operating profit goal established at the beginning of fiscal 2012 necessary for Mr. Fishman’s fiscal 2012 performance-based restricted stock award to vest. As a result, Mr. Fishman’s fiscal 2012 performance-based equity award did not vest and was therefore forfeited. We believe this shows that our pay practices are designed to effectively incentivize our executives to dedicate themselves fully to creating value for our shareholders.

  Manage executive compensation costs. We compare the compensation paid to our executives with the compensation paid to similarly-situated executives at companies within our peer groups, which provides a market check on the compensation we pay to our executives and supports our belief that we do not overpay our executives and we effectively manage our executive compensation costs.

  Focus on corporate governance. We seek the approval of the five additional outside directors who do not serve on the Compensation Committee before finalizing annual executive compensation to provide an additional check on the appropriateness of the amounts awarded.

For a more detailed discussion of how our executive compensation program reflects these objectives and our executive compensation philosophy, including information about the 2012 compensation of our named executive officers, we encourage you to read the CD&A as well as the Summary Compensation Table and other related compensation tables in this Proxy Statement.

We request that our shareholders indicate their support for the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K by approving the following resolution:

“RESOLVED, that the shareholders of Big Lots approve, on an advisory basis, the compensation of the named executive officers of Big Lots, as disclosed in Big Lots’ Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the tables.”

The vote on the approval of the compensation of our named executive officers is advisory, which means that the vote is not binding on the Board, the Compensation Committee or us. If a majority of the votes are cast against the approval of the compensation of our named executive officers, the Board and the Compensation Committee will evaluate whether to take any actions to address the concerns of the shareholders with respect to our executive compensation program.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE CD&A, COMPENSATION TABLES AND THE NARRATIVE DISCUSSION ACCOMPANYING THE TABLES.

AUDIT COMMITTEE DISCLOSURE

General Information

The Audit Committee consists of three outside directors of the Board. Our common shares are listed on the NYSE. The members of the Audit Committee have been reviewed by the Board and determined to be independent within the meaning of all applicable SEC regulations and the listing standards of the NYSE.

The charter of the Audit Committee states that the purpose of the Audit Committee is to assist the Board in its oversight of:

  the integrity of our financial statements and financial reporting process, and our systems of internal accounting and financial controls;

  our compliance with legal and regulatory requirements, including our disclosure controls and procedures;

  the annual independent audit of our financial statements, the engagement of our independent registered public accounting firm, and the evaluation of the firm’s qualifications, independence and performance;

  the performance of our internal audit function;

  the evaluation of enterprise risk issues; and

  the fulfillment of other responsibilities set forth in its charter.

The full text of the Audit Committee’s charter is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Audit Committee regularly reviews its responsibilities as outlined in its charter, prepares an annual agenda to include all of its responsibilities and conducts a self-assessment and review of the charter annually. The Audit Committee believes it fulfilled its responsibilities under the charter in fiscal 2012.

The Audit Committee schedules its meetings with a view towards ensuring that it devotes appropriate attention to all of its responsibilities. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the independent registered public accounting firm and the internal audit service provider, in each case without the presence of management, and discussions with our Chief Financial Officer and internal auditor in separate sessions, in each case without the presence of additional members of management. The Audit Committee also meets in executive session without the presence of anyone else, whenever appropriate.

During fiscal 2012, management completed the documentation, testing and evaluation of our system of internal control over financial reporting in accordance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with its oversight, the Audit Committee received periodic updates provided by management and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting. The Audit Committee also reviewed the report of management contained in our Form 10-K, as well as the independent registered public accounting firm’s Report of Independent Registered Public Accounting Firm included in our Form 10-K related to its audit of (1) our consolidated financial statements and (2) the effectiveness of our internal control over financial reporting. The Audit Committee continues to oversee efforts related to our system of internal control over financial reporting and management’s preparations for the evaluation thereof in fiscal 2013. The Audit Committee has also reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure.

Independent Registered Public Accounting Firm

The Audit Committee engaged Deloitte & Touche LLP as our independent registered public accounting firm to audit our financial statements for fiscal 2012. Deloitte & Touche LLP has served as our independent registered public accounting firm since October 1989. The Audit Committee annually selects our independent registered public accounting firm.

Audit and Non-Audit Services Pre-Approval Policy

Pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy, all audit and non-audit services rendered by Deloitte & Touche LLP in fiscal 2012, including the related fees, were pre-approved by the Audit Committee. Under the policy, the Audit Committee is required to pre-approve all audit and permissible non-audit services performed by the independent registered public accounting firm to assure that the provision of those services does not impair the firm’s independence. Pre-approval is detailed as to the particular service or category of service and is subject to a specific engagement authorization. The Audit Committee requires the independent registered public accounting firm and management to report on the actual fees incurred for each category of service at Audit Committee meetings throughout the year.

During the year, it may become necessary to engage the independent registered public accounting firm for additional services that have not been pre-approved. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one or more of its members for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The member or members to whom pre-approval authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Fees Paid to Independent Registered Public Accounting Firm

The fees billed to us for the professional services rendered by Deloitte & Touche LLP during the two most recently completed fiscal years were as follows:

	Fiscal 2011	Fiscal 2012
($ in thousands)	($)	($)
Audit Fees	1,151	1,278
Audit-Related Fees (1)	18	33
Tax Fees (2)	172	102
All Other Fees (3)	2	2
Total Fees	1,343	1,415
____________________

(1)	For fiscal 2011 and fiscal 2012, the audit-related fees principally related to accounting consultation.

(2)	For fiscal 2011, the tax fees principally related to tax compliance services and statements of work related to our foreign acquisition. For fiscal 2012, the tax fees principally related to tax compliance services.

(3)	For fiscal 2011 and fiscal 2012, the other fees principally related to online subscription fees for technical accounting support.

Audit Committee Report

The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2012 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. Based on these reviews and discussions, the undersigned members of the Audit Committee recommended to the Board that the audited consolidated financial statements for fiscal 2012 be included in our Form 10-K for filing with the SEC.

Members of the Audit Committee

Philip E. Mallott, Chair
James R. Chambers
Peter J. Hayes

PROPOSAL THREE: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2013

At its March 5, 2013 meeting, the Audit Committee appointed Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2013, subject to our entry into a mutually agreed upon services contract with Deloitte & Touche LLP. The submission of this matter for approval by shareholders is not legally required; however, we believe that such submission is consistent with best practices in corporate governance and is another opportunity for shareholders to provide direct feedback on an important issue of our corporate governance. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the selection of such firm as our independent registered public accounting firm will be reconsidered by the Audit Committee.

A representative of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if so desired.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2013.

SHAREHOLDER PROPOSALS

Any proposals of shareholders which are intended to be presented at our 2014 annual meeting of shareholders must be received by our Corporate Secretary at our corporate offices on or before December 17, 2013 to be eligible for inclusion in our 2014 proxy statement and form of proxy. Such proposals must be submitted in accordance with Rule 14a-8 of the Exchange Act. If a shareholder intends to present a proposal at our 2014 annual meeting of shareholders without inclusion of that proposal in our 2014 proxy materials and written notice of the proposal is not received by our Corporate Secretary at our corporate offices on or before March 2, 2014, or if we meet other requirements of the SEC rules, proxies solicited by the Board for our 2014 annual meeting of shareholders will confer discretionary authority on the proxy holders named therein to vote on the proposal at the meeting.

ANNUAL REPORT ON FORM 10-K

Our Form 10-K is included with this Proxy Statement in our 2012 Annual Report to Shareholders. Shareholders may also receive a copy of our Form 10-K without charge by writing to: Investor Relations, Big Lots, Inc., 300 Phillipi Road, Columbus, Ohio 43228-5311. Our Form 10-K may also be accessed in the Investor Relations section of our website (www.biglots.com) under the “SEC Filings” caption.

PROXY SOLICITATION COSTS

This solicitation of proxies is made by and on behalf of the Board. In addition to mailing the Notice of Internet Availability (or, if applicable, paper copies of this Proxy Statement, the Notice of Annual Meeting of Shareholders and the proxy card) to shareholders of record on the record date, the brokers and banks holding our common shares for beneficial holders must, at our expense, provide our proxy materials to persons for whom they hold our common shares in order that such common shares may be voted. Solicitation may also be made by our officers and regular employees personally or by telephone, mail or electronic mail. Officers and employees who assist with solicitation will not receive any additional compensation. The cost of the solicitation will be borne by us. We have also retained Georgeson Inc. to aid in the solicitation of proxies for a fee estimated to be $6,500, plus reasonable out-of-pocket expenses.

OTHER MATTERS

As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than as referred to in Proposal One, Proposal Two, and Proposal Three above. If any other matter is properly brought before the Annual Meeting for action by shareholders, common shares represented by proxies returned to us and not revoked will be voted on such matter in accordance with the recommendations of the Board.

By order of the Board of Directors,

CHARLES W. HAUBIEL II
Executive Vice President, Chief Administrative Officer
and Corporate Secretary

April 16, 2013
Columbus, Ohio

ATTN: GENERAL COUNSEL
300 PHILLIPI ROAD
COLUMBUS, OH 43228

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on May 29, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, annual reports and Notices of Internet Availability of Proxy Materials, as applicable, electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M58054-P36964-Z59958	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
BIG LOTS, INC.				For All	Withhold All	For All Except

1.	ELECTION OF DIRECTORS. The Board of Directors recommends a vote FOR the election of the nominees named below.			☐	☐	☐

	01)	Jeffrey P. Berger	06)	Philip E. Mallott
	02)	James R. Chambers	07)	Russell Solt
	03)	Steven S. Fishman	08)	James R. Tener
	04)	Peter J. Hayes	09)	Dennis B. Tishkoff
	05)	Brenda J. Lauderback

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain
2.

APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. The Board of Directors recommends a vote FOR the approval of the compensation of Big Lots' named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the tables.

		☐	☐	☐

3.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2013. The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as Big Lots' independent registered public accounting firm for the 2013 fiscal year.	☐	☐	☐

The undersigned hereby expressly revokes any and all proxies heretofore given or executed by him/her with respect to the common shares of Big Lots represented by this proxy card.

Please date and sign as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, partnership or other entity, please sign in full entity name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Shareholders of Big Lots, Inc. To Be Held on May 30, 2013:
Big Lots, Inc.'s Notice of Annual Meeting of Shareholders and Proxy Statement and Annual Report on Form 10-K
for the fiscal year ended February 2, 2013 are available at www.proxyvote.com.

M58055-P36964-Z59958

BIG LOTS, INC.
Proxy Solicited on Behalf of the Board of Directors
for the May 30, 2013
Annual Meeting of Shareholders

The individual(s) signing on the reverse side of this proxy card as a shareholder or an attorney, executor, administrator, authorized officer or other fiduciary of the shareholder (collectively referred to as the "Owner") hereby appoints Steven S. Fishman, Charles W. Haubiel II and Timothy A. Johnson, and each of them, with full power of substitution, as proxies for the Owner to attend the Annual Meeting of Shareholders of Big Lots, Inc. ("Big Lots"), to be held at 300 Phillipi Road, Columbus, Ohio, at 9:00 a.m. EDT on May 30, 2013, and at any postponement or adjournment thereof, and to vote and act with respect to all common shares of Big Lots which the Owner would be entitled to vote, with all the power the Owner would possess if present in person, as indicated on the reverse side of this proxy card.

This proxy, when properly executed, will be voted in the manner specified by the Owner. If the Owner does not specify a choice as to a proposal, excluding broker non-votes, the above-named proxies will vote the common shares: (i) FOR the election of each of the nominees named on the reverse side of this proxy card (Proposal One); (ii) FOR the approval, on an advisory basis, of the compensation of Big Lots' named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Disclosure and Analysis, compensation tables and the narrative discussion accompanying the tables (Proposal Two); and (iii) FOR the ratification of Deloitte & Touche LLP as Big Lots' independent registered public accounting firm for fiscal 2013 (Proposal Three). If any nominee named for the election as a director is unable to serve or for good cause will not serve, this proxy will be voted by the above-named proxies for such substitute nominee(s) as Big Lots' Board of Directors may recommend. The above-named proxies will vote the common shares in accordance with the recommendations of Big Lots' Board of Directors on such other business as may properly come before the Annual Meeting of Shareholders. The Owner acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the May 30, 2013 meeting and the Annual Report on Form 10-K for the fiscal year ended February 2, 2013.

PLEASE SIGN AND DATE ON THE REVERSE SIDE